Exhibit 4.1

TENTH AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

This TENTH AMENDMENT (this “Amendment”), dated as of July 9, 2021, is among TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company, as seller (the “Seller”), TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU”), as servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a national banking association (“CACIB”), as Administrator (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrator”), the PURCHASERS and PURCHASER AGENTS from time to time party to the Agreement (the “Purchasers”) and VISTRA OPERATIONS COMPANY LLC, a Delaware limited liability company (“Vistra”), as Performance Guarantor. Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Agreement (as defined below).

R E C I T A L S

WHEREAS, the parties hereto are parties to the Receivables Purchase Agreement, dated as of August 21, 2018 (as amended, restated, supplemented or otherwise modified through the date hereof, the “Agreement”);

WHEREAS, concurrently herewith the parties are entering into a Purchaser Group Amendment Fee Letter (the “Amendment Fee Letter”); and

WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A G R E E M E N T

SECTION 1. Amendments to the Agreement. The Agreement is hereby amended as reflected on Exhibit A attached hereto with the text marked in underline indicating additions to such Agreement and with the text marked in ~~strikethrough~~ indicating deletions to such Agreement.

SECTION 2. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof, provided that neither the Facility Termination Date nor a Termination Event or Unmatured Termination Event has occurred and subject to (i) the payment of any fees, costs and expenses due and payable to each Purchaser Agent under the Amendment Fee Letter and (ii) the condition precedent that the Administrator shall have received each of the following, each duly executed and dated as of the date hereof (or such other date satisfactory to the Administrator), in form and substance satisfactory to the Administrator:

(a) counterparts of this Amendment (whether by facsimile or otherwise) executed by each of the parties hereto;

(b) counterparts of the Amendment Fee Letter (whether by facsimile or otherwise) executed by each of the respective parties thereto; and

(c) such other documents, agreements, certificates, opinions and instruments as the Administrator may reasonably request prior to delivery by Administrator of an executed counterpart of this Amendment, including, without limitation, opinions of counsel for the Seller and the Servicer, each dated as of the date hereof and addressed to the Purchasers and the Administrator, from: (A) Sidley Austin LLP, with respect to enforceability of agreements; no conflicts with law, other agreements or organic documents; and other customary corporate opinions and (B) Vistra, with respect to enforceability of agreements; no conflicts with law, other agreements or organic documents; and other customary corporate opinions.

SECTION 3. Representations and Warranties.

Each of the Seller and the Servicer, as applicable, hereby represents and warrants to each Purchaser, each Purchaser Agent and the Administrator as follows:

(a) Representations and Warranties. The representations and warranties contained in Exhibit III of the Agreement are true and correct as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations or warranties were true and correct as of such earlier date).

(b) Enforceability. The execution and delivery by each of the Seller and the Servicer of this Amendment, and the performance of each of its obligations under this Amendment and the Agreement, as amended hereby, are (i) within each of its organizational powers and have been duly authorized by all necessary action on each of its parts, (ii) do not contravene or result in a default under or conflict with (A) its constitutional documents; (B) any law, rule or regulation applicable to it except where such contravention, default or conflict would not have a Material Adverse Effect; (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iii) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Documents. This Amendment and the Agreement, as amended hereby, are each of the Seller’s and the Servicer’s valid and legally binding obligations, enforceable in accordance with its terms.

(c) No Default. Immediately after giving effect to this Amendment, the Amendment Fee Letter and the transactions contemplated hereby and thereby, no Termination Event or Unmatured Termination Event exists or shall exist and the Purchased Interest shall not exceed 100%.

SECTION 4. Effect of Amendment; Ratification. Except as specifically amended hereby, the Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement (or in any other Transaction Document) to “the Receivables Purchase Agreement”, “this Agreement”, “hereof”, “herein”, or words of similar effect, in each case referring to the Agreement, shall be deemed to be references to the Agreement as amended hereby. This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Agreement other than as specifically set forth herein.

SECTION 5. Reaffirmation of Performance Guaranty. After giving effect to this Amendment, the Amendment Fee Letter and each of the other transactions contemplated hereby and thereby, all of the provisions of the Performance Guaranty shall remain in full force and effect and Vistra hereby ratifies and affirms the Performance Guaranty and acknowledges that the Performance Guaranty has continued and shall continue in full force and effect in accordance with its terms.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts (including in PDF or similar electronic format by facsimile or e-mail transmission), each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

SECTION 7. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5- 1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

SECTION 8. Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 9. Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 10. Severability. If any one or more of the agreements, provisions or terms of this Amendment shall for any reason whatsoever be held invalid or unenforceable, then such agreements, provisions or terms shall be deemed severable from the remaining agreements, provisions and terms of this Amendment and shall in no way affect the validity or enforceability of the provisions of this Amendment or the Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

TXU ENERGY RECEIVABLES COMPANY LLC, as Seller

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

TXU ENERGY RETAIL COMPANY LLC, in its individual capacity and as Servicer

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

VISTRA OPERATIONS COMPANY LLC, as Performance Guarantor

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

[Signature Page to Tenth Amendment to RPA]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrator

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Roger Klepper
Name:	Roger Klepper
Title:	Managing Director

By

[Signature Page to Tenth Amendment to RPA]

CACIB PURCHASER GROUP:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Purchaser Agent

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Roger Klepper
Name:	Roger Klepper
Title:	Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Committed Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Roger Klepper
Name:	Roger Klepper
Title:	Managing Director

ATLANTIC ASSET SECURITIZATION LLC, as Conduit Purchaser

By:	/s/ Konstantina Kourmpetis
Name:	Konstantina Kourmpetis
Title:	Managing Director

By:	/s/ Roger Klepper
Name:	Roger Klepper
Title:	Managing Director

[Signature Page to Tenth Amendment to RPA]

RBC PURCHASER GROUP:

ROYAL BANK OF CANADA, as Purchaser Agent

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

ROYAL BANK OF CANADA, as Committed Purchaser

By:	/s/ Janine D. Marsini
Name:	Janine D. Marsini
Title:	Authorized Signatory

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

THUNDER BAY FUNDING, LLC, as Conduit Purchaser

By:	/s/ Veronica L. Gallagher
Name:	Veronica L. Gallagher
Title:	Authorized Signatory

[Signature Page to Tenth Amendment to RPA]

MUFG PURCHASER GROUP:

MUFG BANK, LTD., as Purchaser Agent

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

MUFG BANK, LTD., as Committed Purchaser

By:	/s/ Eric Williams
Name:	Eric Williams
Title:	Managing Director

GOTHAM FUNDING CORPORATION, as Conduit Purchaser

By:	/s/ Kevin J. Corrigan
Name:	Kevin J. Corrigan
Title:	Vice President

[Signature Page to Tenth Amendment to RPA]

EXHIBIT A

CONFORMED COPY

INCORPORATING AMENDMENT NO. 1, DATED AS OF APRIL 1, 2019

INCORPORATING AMENDMENT NO. 2, DATED AS OF JUNE 3, 2019

INCORPORATING AMENDMENT NO. 3, DATED AS OF JULY 15, 2019

INCORPORATING AMENDMENT NO. 4, DATED AS OF NOVEMBER 15, 2019

INCORPORATING AMENDMENT NO. 5, DATED AS OF JULY 13, 2020

INCORPORATING AMENDMENT NO. 6, DATED AS OF OCTOBER 9, 2020

INCORPORATING AMENDMENT NO. 7, DATED AS OF DECEMBER 21, 2020

INCORPORATING AMENDMENT NO. 8, DATED AS OF FEBRUARY 19, 2021

INCORPORATING AMENDMENT NO. 9, DATED AS OF MARCH 26, 2021

INCORPORATING AMENDMENT NO. 10, DATED AS OF JULY 9, 2021

RECEIVABLES PURCHASE AGREEMENT

dated as of August 21, 2018

among

TXU ENERGY RECEIVABLES COMPANY LLC,

as Seller

TXU ENERGY RETAIL COMPANY LLC,

Individually and as initial Servicer,

THE PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY

HERETO,

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as

Administrator

and

VISTRA OPERATIONS COMPANY LLC,

as Performance Guarantor

TABLE OF CONTENTS

SECTION	HEADING	PAGE

ARTICLE I AMOUNTS AND TERMS OF THE PURCHASES		1

Section 1.1.	Purchase Facility	1
Section 1.2.	Making Purchases	3
Section 1.3.	Purchase Interest Computation	5
Section 1.4.	Settlement Procedures	5
Section 1.5.	Discount and Fees; Funding Losses	10
Section 1.6.	Payments and Computations, Etc.	10
Section 1.7.	Increased Costs	~~10~~11
Section 1.8.	Selection and Allocation of Discount Rates	12
Section 1.9.	~~Payments and Computations, Etc.~~Benchmark Replacement Setting	12
~~Section 1.10.~~	~~Successor LIBO Rate~~	~~14~~

ARTICLE II REPRESENTATIONS AND WARRANTIES; COVENANTS; TERMINATION EVENTS		~~14~~18

Section 2.1.	Representations and Warranties; Covenants	~~14~~18
Section 2.2.	Termination Events	~~14~~18

ARTICLE III INDEMNIFICATION		~~14~~19
Section 3.1.	Indemnities by the Seller	~~14~~19
Section 3.2.	Indemnities by the Servicer	~~16~~20
Section 3.3.	Indemnity for Taxes	~~17~~21

ARTICLE IV ADMINISTRATION AND COLLECTIONS		~~19~~23

Section 4.1.	Appointment of the Servicer	~~19~~23
Section 4.2.	Duties of the Servicer	~~20~~24
Section 4.3.	Lock-Box Arrangements	~~21~~25
Section 4.4.	Enforcement Rights	~~22~~26
Section 4.5.	Responsibilities of the Servicer	~~23~~27
Section 4.6.	Servicing Fee	~~23~~28

ARTICLE V PERFORMANCE GUARANTY		~~24~~28

Section 5.1.	Guaranty	~~24~~28
Section 5.2.	Guaranty Absolute	~~24~~28
Section 5.3.	Waiver	~~25~~29
Section 5.4.	Subrogation	~~26~~30

ARTICLE VI THE AGENTS		~~26~~30

Section 6.1.	Appointment and Authorization	~~26~~30
Section 6.2.	Delegation of Duties	~~27~~31

Section 6.3.	Exculpatory Provisions	~~27~~31
Section 6.4.	Reliance by Agents	~~28~~32
Section 6.5.	Notice of Termination Events	~~28~~33
Section 6.6.	Non-reliance on Administrator and Purchaser Agents	~~29~~33
Section 6.7.	Administrator, Purchasers, Purchaser Agents and Affiliates	~~29~~33
Section 6.8.	Indemnification	~~29~~34
Section 6.9.	Successor Administrator	~~30~~34
Section 6.10. Erroneous Payment		34
ARTICLE VII MISCELLANEOUS		~~30~~37
Section 7.1.	Amendments, Etc.	~~30~~37
Section 7.2.	Notices, Etc.	~~31~~38
Section 7.3.	Assignability	~~31~~38
Section 7.4.	Costs; Expenses	~~34~~42
Section 7.5.	Confidentiality	~~35~~42
Section 7.6.	Tax Forms; FATCA	~~35~~43
Section 7.7.	Tax Treatment	~~38~~45
Section 7.8.	Delivery of Tax Forms	~~38~~45
Section 7.9.	GOVERNING LAW AND JURISDICTION	~~38~~45
Section 7.10.	Execution in Counterparts	~~38~~46
Section 7.11.	Survival of Termination; Third Party Beneficiaries	~~38~~46
Section 7.12.	WAIVER OF JURY TRIAL	~~39~~46
Section 7.13.	Entire Agreement	~~39~~46
Section 7.14.	Headings	~~39~~46
Section 7.15.	Special Damages	~~39~~47
Section 7.16.	Patriot Act	~~39~~47
Section 7.17.	No Proceedings	~~39~~47
Section 7.18.	Limitation of Payments	~~40~~47
Section 7.19.	Appointment and Authorization of Administrator	~~40~~47
Section 7.20.	Limited Liability	~~41~~48
Section 7.21.	Liquidity Based Amortization Event Trigger	~~41~~49

-ii-

EXHIBIT I	Definitions; Construction
EXHIBIT II	Conditions Precedent
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Guidelines
SCHEDULE II	Lock-Box Banks, Collection Accounts and Concentration Account
SCHEDULE III	Payment Processors
SCHEDULE IV	Names
SCHEDULE V	Addresses for Notice
SCHEDULE VI	Commitments

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	Form of Paydown Notice
ANNEX D	Forms of U.S. Tax Compliance Certificates
ANNEX E	Form of Assumption Agreement
ANNEX F	Form of Transfer Supplement

-iii-

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (together with the Exhibits, Schedules and Annexes hereto, in each case, as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 21, 2018, is by and among TXU ENERGY RECEIVABLES COMPANY LLC, a Delaware limited liability company, as seller (the “Seller”), TXU ENERGY RETAIL COMPANY LLC, a Texas limited liability company (“TXU”), individually and as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the PURCHASERS and PURCHASER AGENTS (in each case, as defined herein) from time to time party hereto, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK (“CACIB”), as administrator (in such capacity, together with its successors and assigns in such capacity, the “Administrator”) and VISTRA OPERATIONS COMPANY LLC, a Delaware limited liability company (“Vistra”), as performance guarantor (in such capacity, together with its successors and permitted assigns in such capacity, the “Performance Guarantor”).

PRELIMINARY STATEMENTS

1. The Seller desires to sell, transfer and assign to the Purchasers the Pool Receivables, the associated Related Security and Collections.

2. Certain terms that are capitalized and used in this Agreement are defined in Exhibit I. References to this “Agreement” in the Exhibits, Schedules and Annexes hereto refer to this Agreement, as amended, restated, supplemented or otherwise modified from time to time.

3. In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

Section 1.1. Purchase Facility.

(a) On the terms and subject to the conditions hereof (including Section 1.2(c) below), the Seller may, in addition to each Reinvestment (as described below) hereunder, from time to time before the Facility Termination Date, request that (x) the Conduit Purchasers ratably (based on the aggregate Commitments of the Committed Purchasers in their respective Purchaser Groups) make Purchases (as described below), or (y) only if there is not a Conduit Purchaser in the applicable Purchaser Group or if a Conduit Purchaser (i) denies a request to purchase, or (ii) is otherwise unable or unwilling to fund such Purchase (and provides written notice of such to the Seller, the Servicer, the Administrator and its Purchaser Agent), the Committed Purchasers ratably make purchases in the Purchased Interest from the Seller (each such purchase is referred to herein as a “Purchase”). Each Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases of and Reinvestments from the Seller from time to time from the Closing Date to (but excluding) the Facility Termination Date, based on the applicable Purchaser Group’s Group Commitment Percentage of each Purchase requested pursuant to Section 1.2(b) (and, in the case of each Committed Purchaser in a Purchaser Group, its Commitment Percentage of such Purchaser Group’s Group Commitment Percentage of such Purchase). If at any time any Collections are received by the Servicer prior to the Facility Termination Date, the Seller hereby requests and each Purchaser, as applicable, hereby agrees, subject to the terms and conditions set forth in this Agreement, to make, simultaneously with such receipt, a reinvestment purchase (each, a “Reinvestment”) in additional Pool Receivables, the associated Related Security and Collections acquired by the Seller with each and every Collection received by the Servicer as and to the extent contemplated in Section 1.4(b) such that after giving effect to such Reinvestment, the Aggregate Capital immediately after such receipt and corresponding Reinvestment shall be equal to the Aggregate Capital immediately prior to such receipt.

(b) Under no circumstances shall any Purchaser make, any Purchase or Reinvestment if, after giving effect to such Purchase or Reinvestment (i) any event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; (ii) the outstanding Capital of such Purchaser, when added to all other Capital of all other Purchasers in such Purchaser’s Purchaser Group outstanding at such time, would exceed its Purchaser Group’s Group Commitment; (iii) the Purchased Interest would exceed 100% or (iv) the Aggregate Capital would exceed the Purchase Limit.

(c) The Seller may, upon at least 10 Business Days’ written notice to the Administrator and each Purchaser Agent, terminate the purchase facility provided for in this Section in whole or, upon at least 10 Business Days’ written notice to the Administrator and each Purchaser Agent, from time to time, reduce in part the unused portion of the Purchase Limit (but not below the amount that would cause the Aggregate Capital to exceed the Purchase Limit or would cause the aggregate outstanding Capital of any Purchaser Group to exceed its Group Commitment, in either case, after giving effect to such reduction); provided, that (i) each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof, (ii) unless terminated in whole, the Purchase Limit shall in no event be reduced below $100,000,000 and (iii) such reduction shall be irrevocable and apply to such Period and each subsequent Period unless (A) such reduction occurs during Period ~~4~~,2, (B) such reduction reduces the Purchase Limit to an amount not less than $350,000,000 and (C) the related notice specifies that such reduction is only applicable to Period ~~4~~2; provided, that only one such reduction may be requested in any Period ~~4~~2 and such reduction shall be irrevocable for such existing Period ~~4.~~2. In connection with each such reduction of the Purchase Limit, the Commitment of each Committed Purchaser and the Group Commitment of each Purchaser Group shall automatically be ratably reduced by a proportionate amount. The Administrator shall advise the Purchaser Agents of any notice received by it pursuant to this Section 1.1(c); it being understood and agreed that no such termination of the purchase facility provided hereunder shall be effective unless and until (i) the Aggregate Capital is reduced to zero and (ii) all other amounts then owed to the Administrator, the Purchaser Agents and the Purchasers under the Transaction Documents have been paid in full.

Section 1.2. Making Purchases.

(a) Rebalancing of Commitment Percentages. On each Settlement Date on which the Commitment Percentages of any Purchasers change in connection with the start of a new Period as set forth on Schedule VI ~~(or, in the case of the commencement of the Period 1 occurring in 2020, on July 13, 2020)~~, the Seller shall be deemed to have requested a non-ratable reduction of Capital from each Assigning Purchaser and a non-ratable Purchase from each Assignee Purchaser, in amounts with respect to each Assigning Purchaser and Assignee Purchaser, as applicable, such that, after giving effect to such reductions and Purchases, the outstanding aggregate Capital of each Purchaser Group shall be equal to such Purchaser Group’s Group Commitment Percentage (after giving effect to the adjustments set forth on Schedule VI of this Agreement, as applicable) times the Aggregate Capital. For administrative convenience, the Seller may instruct Assignee Purchasers to fund the foregoing Purchases by paying the proceeds thereof directly to the Assigning Purchasers as the foregoing reduction in Capital of the Assigning Purchasers on the Seller’s behalf and such Assignee Purchasers shall fund such rebalancing Purchases to the Assigning Purchasers regardless of whether the conditions precedent to a Purchase set forth in Exhibit II or otherwise in this Agreement are satisfied. For purposes of this paragraph the following terms shall have the following meanings:

“Assignee Purchaser” means a Purchaser whose Group Commitment Percentage (after giving effect to such adjustments occurring on such Settlement Date, as applicable) times the Aggregate Capital exceeds the outstanding aggregate Capital of such Purchaser Group at such time.

“Assigning Purchaser” means a Purchaser whose Group Commitment Percentage (after giving effect to such adjustments occurring on such Settlement Date, as applicable) times the Aggregate Capital is less than the outstanding aggregate Capital of such Purchaser Group at such time.

(b) Each Purchase (but not Reinvestment) of Receivables hereunder shall be made on the requested Purchase date upon the Seller’s irrevocable written notice in the form of Annex B (the “Purchase Notice”) delivered to the Administrator and each Purchaser Agent in accordance with Section 7.2 by 2:00 p.m., New York, New York time, at least one Business Day before the requested Purchase date, which notice shall specify: (i) the amount requested to be paid to the Seller (such amount, which shall not be less than $1,000,000 and shall be in integral multiples of $100,000 in excess thereof) with respect to each Purchaser Group in connection with such Purchase; (ii) the date of such Purchase; and (iii) the pro forma calculation of the Purchased Interest after giving effect to the increase in Aggregate Capital resulting from such Purchase.

(c) On the date of each Purchase (but not Reinvestment) hereunder, each applicable Conduit Purchaser or Committed Purchaser, as the case may be in accordance with Section 1.1(a), shall, upon satisfaction of the applicable conditions set forth in Exhibit II, make available to the Seller in same day funds, at the account designated in writing by the Seller to the Administrator and each Purchaser Agent, an amount equal to the portion of Capital to be funded by such Purchaser (as determined in accordance with Sections 1.1(a) and 1.2(b)).

(d) Effective on the date of each Purchase pursuant to this Section 1.2 and each Reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, based on the Purchasers’ respective outstanding Capital at such time after giving effect to such Purchase) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.

(e) It is the intention of the parties to this Agreement that the conveyance of Seller’s right, title and interest in the Pool Receivables, all Related Security with respect to such Pool Receivables and all Collections with respect to such Pool Receivables to the Administrator on behalf of the Purchasers pursuant to this Agreement shall constitute a purchase and sale and not a pledge, and such purchase and sale of such Pool Receivables, Related Security and Collections to the Administrator on behalf of the Purchasers, hereunder shall be treated as a sale for all purposes (other than for income tax purposes). If, notwithstanding the foregoing, the conveyance of Pool Receivables, Related Security and Collections to the Administrator on behalf of the Purchasers, is characterized by any Governmental Authority, bankruptcy trustee or any other Person as a pledge or other security for indebtedness, the parties intend that Seller shall be deemed hereunder to have granted, and Seller does hereby grant, to the Administrator, on behalf of the Purchaser Groups, to secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, a security interest in all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) each Pool Receivable; (ii) all Related Security; (iii) all Collections; (iv) the Collection Accounts, the Concentration Account and, in each case, all amounts on deposit therein; (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement; and (vi) all products and proceeds of, and all amounts received or receivable under, any or all of the foregoing (collectively, the “Pool Assets”). In connection with each Purchase and Reinvestment and the grant of the security interest in the Pool Assets set forth in this Section 1.2(e), the Seller hereby authorizes the filing by the Administrator of all applicable UCC financing statements and amendments thereto in all jurisdictions necessary to perfect (and to continue the perfection of) the security interest created hereby, including, without limitation, any financing statement containing a collateral description of “all assets” or language similar thereto. Each of the parties hereto intends that no Purchase hereunder shall constitute, or be deemed to constitute, a “security” under U.S. securities laws or within the meaning of the UCC.

(f) Each Committed Purchaser’s obligations hereunder shall be several, such that the failure of any Committed Purchaser to make a payment in connection with any Purchase hereunder, shall not relieve any other Committed Purchaser of its obligation hereunder to make payment for any Purchase.

(g) The Seller may, at any time prior to a Termination Event, with the written consent of the Administrator (which consent may be at the Administrator’s reasonable discretion), (i) add additional financial institutions as Purchasers (including by creating new Purchaser Groups) or (ii) cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the prior written consent of such Purchaser. Each new Purchaser (or Purchaser Group) shall become a party hereto, by executing and delivering to the Administrator and the Seller, an Assumption Agreement in the form of Annex E hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers, be executed by each Person in such new Purchaser’s Purchaser Group).

Section 1.3. Purchase Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, the Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than the Facility Termination Date it being understood that the Servicer shall not ordinarily be required to provide evidence of such automatic recomputation except as provided in Section 2(a) of Exhibit II. With respect to each calculation of the Purchased Interest, the Total Reserves used in such calculation shall be measured using the information reported in the most recent Information Package. On each Termination Day, the Purchased Interest shall be deemed to be 100%. The Purchased Interest shall become zero on the Final Termination Date.

Section 1.4. Settlement Procedures.

(a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of the Facility Termination Date and current computations of the Purchased Interest (and the components thereof).

(b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:

(i) set aside and hold in trust (and shall, at the request of the Administrator after the occurrence of an Unmatured Termination Event or Termination Event, segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group, out of such Collections, an amount equal to the sum of (w) the Aggregate Discount accrued through such day for each portion of Capital not previously set aside, (x) an amount equal to the fees owing to the Purchasers and the Administrator accrued and unpaid through such day, and (y) all other amounts then due and payable by the Seller under this Agreement to the Purchasers, the Purchaser Agents, the Administrator, and any other Indemnified Party or Affected Person;

(ii) subject to Section 1.4(f), if such day is not a Termination Day, the remainder of the Collections not set aside pursuant to clause (b)(i) of this Section 1.4 shall, to the extent representing a return of Capital, be automatically Reinvested according to each Purchaser’s Capital in Pool Receivables, and in the associated Related Security, Collections and other proceeds with respect thereto; provided, however, that, if after giving effect to any such Reinvestment, (x) the Purchased Interest would exceed 100% or (y) the Aggregate Capital would exceed the Purchase Limit then in effect, then the Servicer shall not so Reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to (x) reduce the Purchased Interest to 100% and (y) cause the Aggregate Capital to not exceed the Purchase Limit, as applicable, which amount shall be deposited ratably to each Purchaser Agent’s account (for the benefit of its related Purchasers and to be applied in reduction of their respective Capital) on the next Settlement Date in accordance with Section 1.4(c);

(iii) if such day is a Termination Day, set aside, segregate and hold in trust (and shall, at the request of the Administrator, segregate in a separate account approved by the Administrator), for the benefit of each Purchaser Group, the entire remainder of the Collections not set aside pursuant to clause (b)(i) of this Section 1.4; provided, that if amounts are so set aside and held in trust on any Termination Day, then such previously set-aside amounts shall, to the extent representing a return on Capital, be Reinvested in accordance with clause (ii) above on the next day to occur that is not a Termination Day (if any); and

(iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (w) amounts required to be Reinvested in accordance with clause (ii) above plus (x) the amounts that are required to be set aside pursuant to clause (i) above, pursuant to the proviso to clause (ii) above and pursuant to clause (iii) above, plus (y) the Seller’s Servicing Fees accrued and unpaid through such day.

(c) On the fifth (5th) Business Day of each calendar month, each Purchaser Agent will notify the Servicer by electronic mail of the amount of Discount accrued with respect to each portion of Capital during the previous Settlement Period. On each Settlement Date, the Servicer shall, in accordance with the priorities set forth in Section 1.4(d), deposit into the account specified by each Purchaser Agent Collections held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Section 1.4(b)(i) or 1.4(f) plus the amount of Collections then held for such Purchaser Agent (for the benefit of its related Purchasers) pursuant to Sections 1.4(b)(ii) and 1.4(b)(iii); provided, however, that if the Information Package delivered by the Servicer indicates a Purchased Interest in excess of 100%, then the amount of Collections not Reinvested pursuant to clause (b)(ii) shall be deposited into the account for each Purchaser maintained by the applicable Purchaser Agent as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer on the date such Information Package is received and on each day thereafter to the extent the Purchased Interest exceeds 100%.

(d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c) on each Settlement Date as follows:

(i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%:

first, to the Servicer, the Servicing Fee, to the extent accrued and unpaid through the last day of the immediately preceding Settlement Period until such accrued fees are paid in full, to the extent not otherwise netted out from Collections by the Servicer;

second, to the extent such amounts are then payable hereunder, to each Purchaser Agent (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), in payment in full of, all accrued Discount with respect to each portion of Capital maintained by such Purchasers (it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each Purchaser’s Capital);

third, ratably to the Purchaser Agents and the Administrator, all accrued fees (including program fees) owing to the Purchasers (it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each such Purchaser’s Capital) and to the Administrator;

fourth, if the Servicer has set aside amounts in respect of a reduction of the Aggregate Capital pursuant to clause (f) below, to each Purchaser Agent (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), in payment in full of the related reduction in Aggregate Capital; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each such Purchaser’s Capital; and

fifth, to the Seller for its own account.

(ii) if such distribution occurs on a Termination Day or on any day on which the Purchased Interest exceeds 100%:

first, to the Servicer, the Servicing Fee, to the extent accrued and unpaid through the last day of the immediately preceding Settlement Period until such accrued fees are paid in full, to the extent not otherwise netted out from Collections by the Servicer;

second, to each Purchaser Agent (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), in payment in full of, all accrued Discount with respect to each portion of Capital maintained by such Purchasers (it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each Purchaser’s Capital);

third, ratably to the Purchaser Agents and the Administrator, such accrued fees owing to the Purchasers (it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each Purchaser’s Capital) and to the Administrator;

fourth, to each Purchaser Agent (for the benefit of the Purchasers within such Purchaser Agent’s Purchaser Group), in payment in full of each Purchaser’s Capital (or if such day is not a Termination Day but is a day on which the Purchased Interest exceeds 100%, the amount necessary to reduce the Purchased Interest to 100%) it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably in accordance with each Purchaser’s Capital;

fifth, if the Aggregate Capital and accrued Aggregate Discount and fees with respect thereto have been reduced to zero (or the Aggregate Capital has been reduced to the extent necessary to cause the Purchased Interest not to exceed 100%), and all accrued Servicing Fees payable to the Servicer have been paid in full, to the Purchasers, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other Aggregate Unpaids owed thereto by the Seller hereunder (other than contingent indemnification obligations);

sixth, to pay all outstanding amounts owing under the Company Note; and

seventh, to the Seller for its own account.

(e) For the purposes of this Section 1.4:

(i) if on any day the Outstanding Balance of any Pool Receivable is reduced or canceled as a result of (x) without duplication, any revision, cancellation, allowance, rebate, dilution, discount, or other adjustment (including, without limitation, an extension or adjustment made pursuant to the applicable Credit and Collection Guidelines) made by the Seller, the Servicer or any Originator, including in connection with the cancellation and reissuance of any Pool Receivable, or (y) any set-off or dispute between the Seller or any Originator and an Obligor (any such reduction or cancellation, a “Dilution”), in any such case, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction, adjustment, cancellation or dispute (which, in the case of a cancellation and reissuance of any Pool Receivable, shall be an amount equal to the full Outstanding Balance of the cancelled Pool Receivable) and shall, subject to Section 1.4(e)(v), (x) if such day is not a Termination Day, hold any and all such amounts in trust for the benefit of each Purchaser Group and, on the following Settlement Date, apply such amounts in accordance with this Section 1.4 or (y) if such day is a Termination Day, within two (2) Business Days of such reduction or adjustment, pay from its own funds any and all such amounts in respect thereof to a Collection Account or the Concentration Account for the benefit of each Purchaser Group and for application pursuant to this Section 1.4;

(ii) if on any day any of the representations or warranties in Section 1(g) or (n) of Exhibit III is not true with respect to any Pool Receivable a Collection of the full Outstanding Balance of such Pool Receivable, the Seller shall, subject to Section 1.4(e)(v), (1) if such day is not a Termination Day, hold any and all such amounts in trust for the benefit of each Purchaser Group and, on the following Settlement Date, apply such amounts in accordance with this Section 1.4 or (2) if such day is a Termination Day, within two (2) Business Days, pay any and all such amounts from its own funds in respect thereof to a Collection Account or the Concentration Account for the benefit of each Purchaser Group and for application pursuant to this Section 1.4 (Collections deemed to have been received pursuant to Sections 1.4(e)(i) or (ii) are hereinafter sometimes referred to as “Deemed Collections”);

(iii) except as provided in clause (i) or (ii), or as otherwise required by applicable Law, all Collections received from an Obligor of any Pool Receivable shall be applied to the Pool Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates its payment for application to specific Receivables;

(iv) if and to the extent the Administrator or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by the Administrator or such Purchaser but rather to have been retained by the Seller and, accordingly, the Administrator or such Purchaser, as the case may be, shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof;

(v) if at any time before the Facility Termination Date the Seller is deemed to have received any Deemed Collection under Sections 1.4(e)(i) or (ii), so long as no Termination Day then exists, the Seller may satisfy its obligation to deliver the amount of such Deemed Collections to a Collection Account or the Concentration Account by instead recalculating (or being deemed to have recalculated) the Purchased Interest by decreasing the Net Receivables Pool Balance by the amount of such Deemed Collections, so long as such adjustment does not cause the Purchased Interest to exceed 100%; and

(vi) if at any time the Seller satisfies in full its obligations hereunder with respect to Deemed Collections (whether by payment to a Collection Account or the Concentration Account and/or by reducing the Net Receivables Pool Balance), the Administrator, on behalf of the Purchasers, shall re-convey to the Seller the Pool Receivable(s) to which such Deemed Collection relates, without recourse and without any representation or warranty except that such Pool Receivable is free and clear of liens, security interests, charges and encumbrances created by the Administrator or any such Purchaser, and thereafter the Seller shall not sell any interest in such Receivable to the Administrator on behalf of the Purchasers.

(f) At any time, the Seller may elect to cause a reduction of Capital in accordance with this clause (f). The Seller may do so as follows:

(i) the Seller shall deliver to the Administrator, each Purchaser Agent and the Servicer written notice in substantially the form of Annex C (the “Paydown Notice”) at least two Business Days’ prior to the date of such reduction for any reduction of Aggregate Capital, which notice shall include the amount of such proposed reduction and the proposed date on which such reduction will commence;

(ii) on the proposed date of the commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be Reinvested until the amount thereof not so Reinvested shall equal the desired amount of the reduction of Aggregate Capital; and

(iii) the Servicer shall hold (or cause the Seller to set aside and hold) such Collections in trust for each Purchaser, for payment to each Purchaser Agent for the benefit of such Purchaser on the next Settlement Date, and the Aggregate Capital shall be deemed reduced in the amount to be paid to a Purchaser Agent only when in fact finally so paid;

provided, that (x) the amount of any such reduction (if not a reduction to zero) shall be not less than $1,000,000 and shall be an integral multiple of $100,000, and the entire Aggregate Capital after giving effect to such reduction shall be not less than $10,000,000 (unless the entire Aggregate Capital shall have been reduced to zero); and (y) the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Settlement Period.

Section 1.5. Fees. (a) The Seller shall pay to each Purchaser Agent for the benefit of the Purchasers in the related Purchaser Group in accordance with the provisions set forth in Section 1.4(d) certain fees in the amounts and on the dates set forth in that certain fee letter agreement, dated the Closing Date (as may be amended, restated, supplemented or otherwise modified, including in order to add any Purchaser and its related Purchaser Group that become party hereto pursuant to an Assumption Agreement, a Transfer Supplement or otherwise), among the Servicer, the Seller, and each Purchaser Agent (the “Purchaser Group Fee Letter”).

(b) The Seller shall pay to the Administrator in accordance with the provisions set forth in Section 1.4(d) certain fees in the amounts and on the dates set forth in the Administrator Fee Letter, if any.

Section 1.6. Payments and Computations, Etc.

(a) All amounts to be paid or deposited by the Seller or the Servicer hereunder or under any other Transaction Document shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York, New York time) on the day when due in same day funds to the account for each Purchaser maintained by the applicable Purchaser Agent as may be designated from time to time by such Purchaser Agent to the Seller and the Servicer. All amounts received after 1:00 p.m. (New York, New York time) will be deemed to have been received on the next Business Day. Except as expressly set forth herein, each Purchaser Agent shall distribute the amounts paid to it hereunder for the benefit of the Purchasers in its Purchaser Group to the Purchasers within its Purchaser Group ratably (x) in the case of such amounts paid in respect of Discount and fees, according to the Discount and fees payable to such Purchasers and (y) in the case of such amounts paid in respect of Capital (or in respect of any other obligations other than Discount and fees), according to the outstanding Capital funded by such Purchasers.

(b) The Seller (with respect to amounts payable by the Seller) or the Servicer (with respect to amounts payable by the Servicer), as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due and payable hereunder, at an interest rate equal to 2.00% per annum above the Base Rate, payable on demand; provided, that such rate shall not at any time exceed the maximum rate permitted by applicable Law.

(c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 days (or 365 or 366 days, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.

Section 1.7. Increased Costs.

(a) Generally. If (A) the adoption after the date hereof of any Regulatory Change or any change therein after the date hereof, (B) any change after the date hereof in the interpretation or administration of any Regulatory Change by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such Governmental Authority, or (c) without regard to the date of adoption, effectiveness or implementation, any of the following or any Regulatory Change promulgated by any Governmental Authority in connection with any of the following:

(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (y) any accord or other pronouncement of the Bank for International Settlements, the Basel Committee on Banking Supervision or any successor or similar authority, shall:

(i) subject any Affected Person to any Tax or other charge with respect to any Specified Matter, or shall change the basis of taxation of payments to any Affected Person of amounts payable under or otherwise in respect of any Specified Matter (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes);

(ii) impose, modify or deem applicable any reserve, assessment, fee, insurance charge, special deposit, requirement for the maintenance of assets or capital, liquidity or similar requirement against assets of, deposits with or for the account of, liabilities of or credit extended by, any Affected Person or shall impose on any Affected Person or on the United States market for commercial paper or the London interbank market any other condition affecting or otherwise in respect of any Specified Matter; or

(iii) impose any other condition the result of which is to increase the cost to an Affected Person of performing its obligations under or in connection with this Agreement, or to reduce the rate of return on Affected Person’s capital or assets as a consequence of its obligations under or in connection with this Agreement, or to reduce the amount of any sum received or receivable by an Affected Person, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, promptly following demand by such Affected Person through the Administrator, the Seller shall pay to the Administrator for the benefit of such Affected Person, such additional amount or amounts as will compensate such Affected Person for such Tax, increased cost or reduction. Notwithstanding the foregoing, no Affected Person shall be entitled to request or receive any such additional amounts for any Tax, increased cost or reduction unless such Affected Person is otherwise generally requesting similar additional amounts from other similarly situated Persons under facilities similar to the facility provided by this Agreement.

(b) Adoption of Regulatory Changes. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Regulatory Change (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document or Program Support Agreement), and may commence allocating charges to or seeking compensation from the Seller under this Section 1.7 in connection with such measures, in advance of the effective date of such Regulatory Change, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 1.7, without regard to whether such effective date has occurred. Notwithstanding the foregoing, no Affected Person may allocate charges or seek compensation under this Section 1.7(b) unless such Affected Person is generally allocating similar charges or seeking similar compensation from other similarly situated Persons under facilities similar to the facility provided by this Agreement.

(c) Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Affected Person notifies the Seller of the Regulatory Change giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 1.8. Selection and Allocation of Discount Rates. Subject to the requirements set forth in this Agreement, the Administrator and the Purchaser Agents shall from time to time, only for purposes of computing Discount with respect to each Purchaser, account for such Purchaser’s portion of Capital in terms of one or more portions (or tranches), and the applicable Discount Rate may be different for each portion of Capital. Each Purchaser’s Capital shall be allocated to each portion of Capital by the Administrator or the applicable Purchaser Agent to reflect the funding sources for each such portion of such Capital, so that:

(a) there will be a Discount Rate for the portion of Capital funded or maintained through the issuance of Commercial Paper Notes; and

(b) there will be a Discount Rate for the portion of Capital, if any, not funded or maintained through the issuance of Commercial Paper Notes (including by outstanding Liquidity Advances or by funding under any Program Support Agreement).

Section 1.9. ~~Inability to Determine Rates; Changes in Legality.~~Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Transaction Document:

(a) ~~If any Purchaser Agent shall have determined (which determination shall be conclusive and binding upon the parties hereto) before the first day of any Settlement Period, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) dollar deposits in the relevant amounts and for the relevant Settlement Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining the LIBO Rate for~~

~~such Settlement Period or day, as applicable, or (iii) the LIBO Rate determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person (as conclusively determined by such Purchaser Agent) of maintaining any portion of Capital during such Settlement Period or day, as applicable, such Purchaser Agent shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller before the first day of any Settlement Period. Upon delivery of such notice: (i) no portion of Capital shall be funded thereafter at the Base Rate determined by reference to the LIBO Rate unless and until such Purchaser Agent shall have given notice to the Seller that the circumstances giving rise to such determination no longer exist, and (ii) with respect to any outstanding portion of Capital then funded at the Base Rate determined by reference to the LIBO Rate, such Base Rate shall automatically be converted to the Base Rate determined without reference to the LIBO Rate on the last day of the then-current Settlement Period~~Replacing USD LIBOR. On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of USD LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 3-month, 6-month and 12-month USD LIBOR tenor settings. On the earlier of (i) the date that all Available Tenors of USD LIBOR have either permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is USD LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Transaction Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b) ~~If, on or before the first day of any Settlement Period, any Purchaser Agent shall have been notified by any Affected Person that such Affected Person has determined (which determination shall be final and conclusive) that any Regulatory Change, or compliance by such Affected Person with any Regulatory Change, shall make it unlawful or impossible for such Affected Person to fund or maintain any portion of Capital at or by reference to the LIBO Rate, such Purchaser Agent shall notify the Seller, the Administrator and each other Purchaser Agent thereof. Upon receipt of such notice, until the applicable Purchaser Agent notifies the Seller, the Administrator and each other Purchaser Agent that the circumstances giving rise to such determination no longer apply, (i) no portion of Capital shall be funded at or by reference to the LIBO Rate and (ii) the Discount for any outstanding portions of Capital then funded at the Base Rate determined by reference to the LIBO Rate shall be converted to the Base Rate determined without reference to the LIBO Rate either (x) on the last day of the then-current Settlement Period, only if such Affected Person may lawfully continue to maintain such portion of Capital at or by reference to the LIBO Rate prior to such conversion, or (y) immediately, if such Affected Person may not lawfully continue to maintain such portion of Capital at or by reference to the LIBO Rate during such period.~~

~~Section 1.10. Successor LIBO Rate.~~

~~(a) If the Administrator determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 1.9(a) have arisen and are unlikely to be temporary or (ii) the circumstances set forth in Section 1.9(a) have not arisen but either (A) the administrator of the LIBO Rate has made a public statement identifying a specific date after which the LIBO Rate will permanently or indefinitely cease to be published by it, (B) a rate other than the LIBO Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, or (C) the administrator of the LIBO Rate or a Governmental Authority having jurisdiction over the Administrator has made a public statement identifying a specific a date after which the LIBO Rate may no longer be used for determining interest rates for loans (any such date, a “LIBOR Termination Date”), then the Administrator and the Seller shall endeavor in good faith to establish a replacement index for the LIBO Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Discount based on the replacement index will be substantially equivalent to the all-in LIBO Rate-based Discount in effect prior to its replacement.~~

~~(b) The Administrator and the Seller shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrator, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents (including, without limitation, Section 7.1, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. on the fifth (5th) Business Day after the date a draft of the amendment is provided to the Purchaser Agents, unless the Administrator receives, on or before such fifth (5th) Business Day, a written notice from the Majority Purchaser Agents stating that such Majority Purchaser Agents object to such amendment.~~

Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchasers without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrator has not received, by such time, written notice of objection to such Benchmark Replacement from Purchasers comprising the Majority Purchaser Agents. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Seller may revoke any request for a Purchase to be made, converted or continued that would bear interest by reference to such Benchmark until the Seller’s receipt of notice from the Administrator that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Seller will be deemed to have converted any such request into a request for a conversion to Base Rate Purchases. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(c) ~~Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then prevailing market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBO Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBO Rate to the replacement index and (y) yield- or risk-based differences between the LIBO Rate and the replacement index.~~

~~(d) Until an amendment reflecting a new replacement index in accordance with this Section is effective, each advance, conversion and renewal of portion of Capital accruing Discount by reference to the LIBO Rate will continue to accrue Discount by reference to the LIBO Rate; provided however, that if the Administrator determines (which determination shall be conclusive absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all portions of Capital accruing Discount by reference to the LIBO Rate shall automatically begin accruing Discount by reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.~~ Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Administrator will have the right (in consultation with the Seller) to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d) Notices; Standards for Decisions and Determinations. The Administrator will promptly notify the Seller and the Purchasers of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrator or, if applicable, any Purchaser (or group of Purchasers) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section.

(e) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR), then the Administrator may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrator may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

(f) Definitions. As used in this Section 1.9:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Benchmark” means, initially, USD LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to this Section titled “Benchmark Replacement Setting”, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor:

(1) For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Administrator:

(a) the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b) the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of USD LIBOR with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2) For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrator and the Seller as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrator decides (in consultation with the Seller) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrator in a manner substantially consistent with market practice (or, if the Administrator decides that adoption of any portion of such market practice is not administratively feasible or if the Administrator determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrator decides (in consultation with the Seller) is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than USD LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrator in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrator decides that any such convention is not administratively feasible for the Administrator, then the Administrator may establish another convention in its reasonable discretion (in consultation with the Seller).

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, so long as the Administrator has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Purchasers, written notice of objection to such Early Opt-in Election from Purchasers comprising the Majority Purchaser Agents.

“Early Opt-in Election” means the occurrence of:

(1) a notification by the Administrator to (or the request by the Seller to the Administrator to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrator and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrator of written notice of such election to the Purchasers.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

~~(e) Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.~~“USD LIBOR” means the London interbank offered rate for U.S. dollars.

ARTICLE II

REPRESENTATIONS AND WARRANTIES; COVENANTS;

TERMINATION EVENTS

Section 2.1. Representations and Warranties; Covenants. Each of the Seller, the Servicer and the Performance Guarantor hereby makes the representations and warranties applicable to it as set forth in Exhibit III as of the date of each Purchase and each Reinvestment and hereby agrees to perform and observe the covenants applicable to it set forth in Exhibit IV.

Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may or, at the direction of the Majority Purchaser Agents, shall, by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that upon the occurrence of any event described in paragraph (g) or paragraph (i) of Exhibit V, the Facility Termination Date shall occur automatically. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, on behalf of the Purchaser Agents and the Purchasers, shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies of a secured party provided after default under the applicable UCC and under other applicable Law, which rights and remedies shall be cumulative.

ARTICLE III

INDEMNIFICATION

Section 3.1. Indemnities by the Seller. Without limiting any other rights that the Administrator, any Purchaser Agent, any Purchaser, any Liquidity Provider, any other Program Support Provider, the Program Administrator or any of their respective Affiliates, agents, employees, officers, and directors (each, an “Indemnified Party”) may have hereunder or under applicable Law, the Seller hereby agrees to indemnify each Indemnified Party and hold each Indemnified Party harmless from and against any and all claims, damages, expenses, costs, losses and liabilities, including Attorney Costs (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement, the use of proceeds of Purchases or Reinvestments, or any interest therein, or the purchase of the Purchased Interest or in respect of any Pool Receivable, Related Security or Contract, or in respect of any other Transaction Document except (a) to the extent resulting from fraud, gross negligence or willful misconduct on the part of such Indemnified Party; (b) for which indemnification would constitute recourse (except as otherwise specifically provided in this Agreement to be paid by the Seller hereunder) for uncollectible Receivables; and (c) in respect of Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the foregoing, but subject to the exclusions set forth in the preceding sentence, the Seller shall pay within five (5) Business Days after written demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivables to be an Eligible Receivable as of the date of such calculation, the failure of any information contained in any Information Package to be true and correct, or the failure of any other information required to be provided to any Purchaser, Purchaser Agent or the Administrator with respect to the Receivables or this Agreement to be true and correct;

(ii) the failure of any representation or warranty made or deemed made by the Seller (or any of its officers, employees or agents) under or in connection with this Agreement, any other Transaction Document to have been true and correct as of the date made or deemed made;

(iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation;

(iv) the failure to vest in the Administrator, for the benefit of each Purchaser Group, First Priority Interest in the Pool Assets to the extent required under this Agreement;

(v) any commingling of funds to which the Administrator, any Purchaser Agent or any Purchaser is entitled hereunder with any other funds;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable or any Contract related thereto (if such collection activities were performed by the Seller or any of its Affiliates or by any agent or independent contractor retained by the Seller or any of its Affiliates);

(vii) any failure of the Seller to perform its duties or obligations in accordance with the provisions hereof, any other Transaction Document or under the Contracts;

(viii) any products liability, environmental or other claim by an Obligor or other third party arising out of the goods or services which are the subject of any Pool Receivable or the related Contract;

(ix) the use of proceeds of Purchases or Reinvestments;

(x) the failure of the Seller to pay when due any Taxes, energy surcharges or other governmental charges payable by the Seller in connection with any of the Pool Receivables or this Agreement;

(xi) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents or the ownership of the Pool Receivables or any Pool Assets;

(xii) any failure of a Lock-Box Bank to comply with the terms of the applicable Lock-Box Agreement;

(xiii) any action taken by the Seller, the Servicer or any Originator (or any of their respective Affiliates) in the enforcement or collection of any Pool Receivable;

(xiv) in the case of a Retail Receivable, the failure or delay in providing any Obligor with an invoice or other evidence of indebtedness; or

(xv) the failure of the sale and pledge of any Pool Receivable under the Transaction Documents to comply with the notice requirements of FACA or any analogous State or local Laws.

Section 3.2. Indemnities by the Servicer. Without limiting any other rights that the Administrator, any Purchaser Agent, any Purchaser or any other Indemnified Party may have hereunder or under applicable Law, the Servicer hereby agrees to indemnify each Indemnified Party and hold each Indemnified Party harmless from and against any and all Indemnified Amounts arising out of or resulting from a breach by the Servicer of any of its obligations or representations and warranties under this Agreement or any other Transaction Document except (a) to the extent resulting from fraud, gross negligence or willful misconduct on the part of such Indemnified Party; (b) for which indemnification would constitute recourse (except as otherwise specifically provided in this Agreement to be paid by the Servicer hereunder) for uncollectible

Receivables; and (c) in respect of Taxes. Without limiting the foregoing, but subject to the exclusions set forth in the preceding sentence, the Seller shall pay within five (5) Business Days after written demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:

(i) the failure of any information provided by or on behalf of the Servicer for inclusion in any Information Package to be true and correct, or the failure of any other information required to be provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct;

(ii) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made;

(iii) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract;

(iv) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities of the Servicer with respect to such Receivable;

(v) the commingling by the Servicer of Collections at any time with other funds; or

(vi) any failure to perform the Servicer’s duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.

Section 3.3. Indemnity for Taxes. (a) Any and all payments by or on account of any obligation of the Seller hereunder shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by the Seller, then the Seller shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Affected Person receives an amount equal to the sum it would have received had no such deduction or withholding been made. In addition, if the Seller is required to pay any Tax pursuant to paragraph 1(r) of Exhibit IV that is (i) related to any payment by or on account of any obligation of the Seller hereunder and (ii) an Excluded Tax, the Seller shall be entitled to deduct the amount of such Tax paid from payments hereunder by the Seller. The Seller will indemnify each Affected Person against any Indemnified Taxes (i) imposed on an Affected Person pursuant to a payment made from the Seller with respect of such Affected Person’s Purchases or Reinvestments or (ii) which arise otherwise by reason of the execution, delivery, performance or enforcement of the Transaction Documents.

(b) Each Affected Person will promptly notify the Seller in writing of any event of which it has knowledge, which will entitle such Affected Person to compensation pursuant to this Section 3.3; provided, however, that failure of any Affected Person to demand indemnification for any Indemnified Taxes shall not constitute a waiver of such right to indemnification, except that the Seller shall not be required to indemnify an Affected Person for Taxes under this Section 3.3 unless such Affected Person notifies the Seller of such claim no later than 180 days after such Affected Person has knowledge of such Taxes being imposed or arising. Any notice claiming compensation under this Section 3.3 shall set forth in reasonable detail the additional amount or amounts to be paid to it hereunder and shall be conclusive in the absence of manifest error. The Seller shall be obligated to pay any claim for Indemnified Taxes within 10 days upon receipt of such written notice (other than Indemnified Taxes and expenses payable by reason of the action or inaction of the applicable Affected Person); provided that if the Seller reasonably believes that such Taxes were not correctly or legally asserted, the Affected Person will use reasonable efforts to cooperate with the Seller to obtain a refund of such Taxes (which shall be paid in accordance with Section 3.3(c)) so long as such efforts would not, in the sole determination of the Affected Person, result in any additional costs or expenses or be otherwise disadvantageous to the Affected Person.

(c) If an Affected Person determines, in its sole discretion, exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Seller, it shall pay over such refund to the Seller (but only to the extent of indemnity payments made, or additional amounts paid, by the Seller under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Affected Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any applicable Taxes payable in respect of such interest); provided, that the Seller agrees to repay each such Affected Person, promptly after the request of such Affected Person, the amount paid over to the Seller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Affected Person is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary, in no event will any Affected Person be required to pay any amount to the Seller the payment of which would place such Affected Person in a less favorable net after-Tax position than such Affected Person would have been in if the Taxes subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Taxes had never been paid. This Section 3.3(c) shall not be construed to require any Affected Person to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Seller or any other Person.

(d) Each Affected Person agrees that it will use reasonable efforts to reduce or eliminate any claim for indemnity pursuant to this Section 3.3 or compensation pursuant to Section 1.7 including, subject to applicable Law, a change in the funding office of such Affected Person; provided, however, that nothing contained herein shall obligate any Affected Person to take any action that imposes on such Affected Person any unreimbursed additional costs or legal or regulatory burdens which such Affected Person reasonably considers material, nor which, in such Affected Person’s reasonable opinion, would have an adverse effect on its business, operations or financial condition.

(e) If any Affected Person requests compensation under Section 1.7, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to this Section 3.3 and, in each case, such Affected Person has declined or is unable to designate a different lending office in accordance with Section 3.3(d) above, then the Seller may, at its sole expense and effort, upon notice to such Affected Person and the Administrator, require such Affected Person to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 7.3), all of its interests, rights (other than its existing rights to payments pursuant to Section 1.7 or this Section 3.3) and obligations under this Agreement and the related Transaction Documents to a Person eligible to be a Purchasing Committed Purchaser under Section 7.3(b) that shall assume such obligations (which such Purchasing Committed Purchaser may be another Affected Person, if an Affected Person accepts such assignment); provided that:

(i) such Affected Person shall have received payment of an amount equal to the outstanding principal of its Commitment, accrued Discount thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued Discount and fees) or the Seller (in the case of all other amounts);

(ii) in the case of any such assignment resulting from a claim for compensation under Section 1.7 or payments required to be made pursuant to this Section 3.3, such assignment will result in a reduction in such compensation or payments thereafter; and;

(iii) such assignment does not conflict with applicable Law.

An Affected Person shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Person or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

ARTICLE IV

ADMINISTRATION AND COLLECTIONS

Section 4.1. Appointment of the Servicer.

(a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to TXU (in accordance with this Section) of the designation of a new Servicer, TXU is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. During the continuance of a Termination Event, the Administrator may (and at the direction of the Majority Purchaser Agents, shall) designate as Servicer any Person (including itself) to succeed TXU or any successor Servicer except for any Person that is a direct competitor of TXU, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth in clause (a), TXU agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and TXU shall cooperate with and assist such new Servicer. Such cooperation shall include providing access to and transferring related records and permitting use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security, in each case unless prohibited by law or any contract relating to any such license, hardware or software.

(c) TXU acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator, each Purchaser Agent and each Purchaser have relied on TXU’s agreement to act as Servicer hereunder. Accordingly, TXU agrees that it will not voluntarily resign as Servicer.

(d) The Servicer may delegate its duties and obligations hereunder to any sub-servicer (each a “Sub-Servicer”); provided, that, in each such delegation (i) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated; (ii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance; (iii) unless such Sub-Servicer is a Utility that is providing invoicing services to an Originator, the terms of any agreement with any Sub-Servicer shall provide that such agreement shall terminate upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (iv) unless such Sub-Servicer is an Originator or a Utility that is providing invoicing services to an Originator, the Administrator shall have consented in writing in advance to such delegation. For the avoidance of doubt, this Section 4.1(d) shall not apply to any Payment Processor, any third party collection agency collecting Defaulted Receivables or any other third party service provider assisting in the servicing of the Defaulted Receivables.

Section 4.2. Duties of the Servicer.

(a) The Servicer shall take or cause to be taken all such action as may be necessary to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Guidelines. The Servicer shall set aside (or cause the Seller to set aside and hold), for the accounts of the Seller and each Purchaser Group, the amount of the Collections to which each is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Guidelines, extend the maturity of any Pool Receivable and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof or as required under applicable laws, rules or regulations or the applicable Contract; provided, that for the purposes of this Agreement, (i) such extension shall not change the number of days such Pool Receivable has remained unpaid from the date of the original invoice (if a Retail Receivable) or the original due date (if a POR Receivable) related to such Pool Receivable unless such Pool Receivable has been cancelled and reissued with an appropriate Deemed Collection in an amount equal to the Outstanding Balance of the cancelled Pool Receivable being recorded pursuant to Section 1.4(e)(i); and (ii) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Purchaser, Purchaser Agent or the Administrator under this Agreement. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, after the Facility Termination Date has been declared pursuant to Section 2.2, the Administrator may direct the Servicer (whether TXU or any other Person) to commence or settle any legal action to enforce the collection of any Pool Receivable or to foreclose upon or repossess Related Security. The Servicer shall have no liability hereunder for following any such directions in good faith. In no event, however, shall the Servicer be entitled to make or authorize any Person to make the Administrator, any Purchaser Agent, any Purchaser or any other Affected Person a party to any legal action without such Person’s, as the case may be, express prior written consent.

(b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if TXU or an Affiliate thereof is not the Servicer, all reasonable and appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than TXU or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.

(c) Unless terminated earlier in accordance with the terms of this Agreement, the Servicer’s obligations hereunder shall terminate on the Final Termination Date.

After such termination, if TXU or Subsidiary thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that any Originator or the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

Section 4.3. Lock-Box Arrangements.

(a) On or prior to the Closing Date, the Seller shall have delivered to the Administrator a Lock-Box Agreement in respect of each Collection Account and the Concentration Account identified on Schedule II as of the Closing Date and delivered an original counterpart thereof to the Administrator. The Lock-Box Agreements for the Collection Accounts and the Concentration Account shall provide the Administrator with “control” within the meaning of Section 9-104 of the UCC over such Collection Accounts and Concentration Account. The Lock-Box Banks for the Collection Accounts (other than any Collection Account receiving Collections (either directly or by transfer directly from a related Lock-Box) on a Receivable originated by Dynegy Energy Services, LLC or Dynegy Energy Services (East), LLC) shall be directed by the Servicer to sweep all available funds therein on a daily basis to the Concentration Account. The Seller shall not, and shall not permit any other Person to, attempt to terminate such automatic sweep feature or attempt to close the Concentration Account or any Collection Account unless the Collections directed to such Collection Account are redirected to another Collection Account subject to a Lock-Box Agreement.

(b) At any time that a Termination Event is continuing, the Administrator may (and at the direction of the Majority Purchaser Agents, shall) give notice to each Lock-Box Bank that the Administrator is exercising its rights to exclusive control under the Lock-Box Agreements with respect to the Collection Accounts and the Concentration Account (a “Lock-Box Agreement Activation Notice”). Each of the Seller and the Servicer hereby agrees that if the Administrator (either directly or at the direction of the Majority Purchaser Agents) exercises its rights under a Lock-Box Agreement, the Administrator shall have exclusive control of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator may reasonably request in connection therewith. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as instructed by, the Administrator to a deposit account for the benefit of the Purchasers. Any Collections received by the Administrator that pursuant to the terms of this Agreement are to be delivered to the Seller shall be held in trust for the Seller.

(c) If at any time, a Lock-Box Bank has a short term unsecured debt rating lower than A-1 by Standard & Poor’s or P-1 by Moody’s (each a “Low Ratings Lock-Box Bank”), the Administrator may (and at the direction of the Majority Purchaser Agents, shall) require that the Seller open new Collection Accounts and/or a new Concentration Account with a new Lock-Box Bank having such ratings. Such establishment of new deposit accounts and the execution and delivery of appropriate Lock-Box Agreements shall be completed promptly but in any event no later than thirty (30) days following the Administrator’s notice. If any Collection Account or the Concentration Account remains at the applicable Low Ratings Lock-Box Bank ninety (90) days after the Administrator’s delivery of such notice it shall cease to be eligible Lock-Box Bank for all purposes hereunder (but the Administrator shall not be under any obligation to terminate any existing Lock-Box Agreements until such time as no Collections are received by such non-eligible bank).

Section 4.4. Enforcement Rights.

(a) At any time while a Termination Event exists or after the Facility Termination Date has been declared pursuant to Section 2.2:

(i) the Administrator may instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in the Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (for the benefit of each Purchaser Group), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within 30 days after receipt of such instruction, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(ii) the Administrator may request the Servicer to, and upon such request the Servicer shall (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license (to the extent permitted under applicable contracts) to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of each Purchaser Group) at a place selected by the Administrator; and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee; and

(iii) the Seller and the Servicer shall enforce any and all covenants and obligations of each Originator contained in the Purchase and Sale Agreement or any other Transaction Document as shall be instructed by the Administrator.

(b) Each of the Seller and the Servicer hereby authorizes the Administrator (for the benefit of each Purchaser Group), and irrevocably appoints the Administrator (for the benefit of each Purchaser Group) as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller or the Servicer, as applicable, which appointment is coupled with an interest, to take any and all steps in the name of the Seller or the Servicer, as applicable, and on behalf of the Seller or the Servicer, as applicable, as may be necessary or desirable, in the reasonable determination of the Administrator to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller or the Servicer, as applicable, on all checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever. The Administrator shall only be entitled to act as contemplated in this clause (b) while a Termination Event exists or after the Facility Termination Date has been declared pursuant to Section 2.2.

Section 4.5. Responsibilities of the Servicer.

(a) Anything herein to the contrary notwithstanding, the Servicer shall (or shall cause the applicable Originator to): (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred to the Seller or the Purchasers hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Servicer from such obligations; and (ii) pay out of Collections or other cash owned by the Seller, on behalf of the Seller (or cause the Seller to pay) when due any taxes, energy surcharges and other governmental charges payable by the Seller, if any, in connection with any of the Pool Receivables or this Agreement. None of the Administrator, the Purchaser Agents and the Purchasers shall have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b) TXU hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the then-current Servicer and, in such capacity, TXU shall conduct the data-processing functions of the administration of the Pool Receivables and the Collections thereon in substantially the same way that TXU conducted such data-processing functions while it acted as the Servicer. So long as it is acting as the Servicer, as consideration for performing such services, the Servicer shall be entitled to a portion of the Servicing Fee equal to the portion of the servicing duties that TXU continues to perform.

Section 4.6. Servicing Fee.

The Servicer shall, on each day, be paid a fee daily in arrears, as contemplated in Section 1.4, equal to the product of (i) 1.00% per annum (the “Servicing Fee Rate”), (ii) the aggregate Outstanding Balance of the Pool Receivables as of the start of the day immediately preceding such day, and (iii) a fraction, the numerator of which is 1 and the denominator of which is 360.

ARTICLE V

PERFORMANCE GUARANTY

Section 5.1. Guaranty. The Performance Guarantor hereby unconditionally guarantees the punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Servicer and each Originator in all capacities in which any such party acts under the Transaction Documents, now or hereafter existing under the Transaction Documents (such obligations being the “Obligations”), and agrees to pay any and all reasonable and properly documented out-of-pocket expenses (including Attorney Costs) in enforcing any rights under this Performance Guaranty, together with interest on such expenses (from the time when such amounts were incurred, based on a 365-day year) at a rate per annum for each day equal to the Base Rate on such day plus 2.00%. Without limiting the generality of the foregoing, the Performance Guarantor’s liability shall extend to all amounts which constitute part of the Obligations and would be owed by any Person to the Seller or any Beneficiary under any Transaction Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Person as debtor. Notwithstanding anything to the contrary herein, the liability of the Performance Guarantor under this Performance Guaranty with respect to the Obligations is (a) limited to, and shall in no event or under any circumstances, exceed the 110% of the Purchase Limit in effect from time to time, inclusive of all interest, charges, fees, expenses or otherwise but exclusive of any and all out-of-pocket expenses arising from enforcement of such Performance Guaranty (the reimbursement of which not being subject to such limitation) and (b) subject to termination on the Final Termination Date. Expiry of this Performance Guaranty shall not reduce or diminish the liability of the Performance Guarantor to the Beneficiaries in respect of any Obligation incurred on before the Facility Termination Date. For the avoidance of doubt, the obligations of the Performance Guarantor under this Performance Guaranty do not include losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the Obligor.

Section 5.2. Guaranty Absolute. The Performance Guarantor guarantees that the Obligations will be performed or paid strictly in accordance with the terms of the applicable Transaction Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Beneficiary with respect thereto. The obligations of the Performance Guarantor under this Performance Guaranty are independent of the Obligations, and a separate action or actions may be brought and prosecuted against the Performance Guarantor to enforce this Performance Guaranty, irrespective of whether any action is brought against the Servicer or any Originator or whether the Servicer or such Originator is joined in any such action or actions. The liability of the Performance Guarantor under this Performance Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any Transaction Document, or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from any Transaction Document, including, without limitation, any increase in the Obligations resulting from additional Purchases or Reinvestments or otherwise;

(c) any failure or omission to enforce any right, power or remedy with respect to the Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Obligations or any part thereof;

(d) any waiver of any right, power or remedy or of any default with respect to the Obligations or any part thereof or any agreement relating thereto;

(e) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations;

(f) any manner of application of collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any collateral for all or any of the Obligations or any other assets of the Servicer, any Originator or any of their Subsidiaries;

(g) the existence of any claim, setoff or other rights which any Beneficiary may have at any time against the Servicer, any Originator or any of their Subsidiaries in connection herewith or any unrelated transaction;

(h) any assignment or transfer of the Obligations or any part thereof permitted under the Purchase and Sale Agreement, this Agreement or any other Transaction Document;

(i) any change, restructuring or termination of the corporate structure or existence of TXU or any of its Subsidiaries; or

(j) any other circumstance which might otherwise constitute a defense available to, or a discharge of the Servicer, any Originator or any of their Subsidiaries or a guarantor.

Section 5.3. Waiver. (a) The Performance Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Performance Guaranty and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Servicer, any Originator or any other Person or entity or any collateral.

(b) The Performance Guarantor hereby waives any right to revoke this Performance Guaranty, and acknowledges that this Performance Guaranty is continuing in nature and applies to all Obligations incurred from the date of this Agreement up to and including the Final Termination Date.

(c) The Performance Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Transaction Documents and that the waivers set forth in this Section 5.3 are knowingly made in contemplation of such benefits.

Section 5.4. Subrogation. The Performance Guarantor will not exercise any rights which it may acquire by way of subrogation under this Performance Guaranty, by any payment made hereunder or otherwise, until the Final Termination Date shall have occurred. If any amount shall be paid to the Performance Guarantor on account of such subrogation rights at any time prior to the Final Termination Date, such amount shall be held in trust for the benefit of the Beneficiaries and shall forthwith be paid to the Administrator to be credited and applied to the Obligations, whether matured or unmatured, in accordance with the terms of the applicable Transaction Document or to be held by the Administrator as collateral security for any Obligations thereafter existing. If the Final Termination Date shall have occurred, the Administrator, on behalf of the itself and the other Beneficiaries will, at the Performance Guarantor’s request, execute and deliver to the Performance Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Performance Guarantor of an interest in the Obligations resulting from such payment by the Performance Guarantor.

ARTICLE VI

THE AGENTS

Section 6.1. Appointment and Authorization. (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints CACIB, as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Transaction Documents. The duties of the Administrator shall be mechanical and administrative in nature. At no time shall the Administrator have any duty or responsibility to any Person to investigate or confirm the correctness or accuracy of any information or documents delivered to it in its role as Administrator hereunder or any obligation in respect of the failure of any Person (other than the Administrator) to perform any obligation hereunder or under any other Transaction Document. The Administrator shall not have, by reason of this Agreement, a fiduciary relationship in respect of any Purchaser Agent, Purchaser, the Seller, the Servicer or any Originator. Nothing in this Agreement or any of the Transaction Documents, express or implied, is intended to or shall be construed to impose upon the Administrator any obligations in respect of this Agreement or any of the Transaction Documents except as expressly set forth herein or therein. The Administrator shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Purchaser or any Purchaser Agent with any credit or other information with respect to the Seller, any Originator, the Servicer, the Performance Guarantor or their Affiliates, whether coming into its possession before the Closing Date or at any time or times thereafter.

(b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.

(c) Except as otherwise specifically provided in this Agreement, the provisions of this Article VI are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Article VI, except that this Article VI shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.

(d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.

Section 6.2. Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 6.3. Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitments of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, the Servicer, any Originator or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, the Servicer, any Originator or any of their Affiliates to perform any obligation hereunder or under the other Transaction Documents to which it is a party (or under any Contract), or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, the Servicer, any Originator or any of their respective Affiliates. Section 1.10 provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances.

Section 6.4. Reliance by Agents. (a) Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchaser Agents (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.

(b) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchaser Agents or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.

(c) The Purchasers within each Purchaser Group with a majority of the Commitments of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Majority Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.

(d) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.

Section 6.5. Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless the Administrator and the Purchaser Agents have received notice from any Purchaser, the Servicer or the Seller stating that a Termination Event or an Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its related Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or an Unmatured Termination Event as may be directed by the Majority Purchaser Agents (unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and the Purchaser Agents.

Section 6.6. Non-Reliance on Administrator and Purchaser Agents. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, the Performance Guarantor, the Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Performance Guarantor, the Servicer or any Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, the Performance Guarantor, the Servicer or any Originator or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 6.7. Administrator, Purchasers, Purchaser Agents and Affiliates. Each of the Administrator, the Purchasers and the Purchaser Agents and any of their respective Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, equity or other business with the Seller, the Performance Guarantor, the Servicer or any Originator or any of their Affiliates. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include, to the extent applicable, each of the Purchaser Agents and the Administrator in their individual capacities.

Section 6.8. Indemnification. Each Committed Purchaser shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its respective officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, the Servicer, the Performance Guarantor or any Originator and without limiting the obligation of the Seller, the Servicer, the Performance Guarantor or any Originator to do so), ratably (based on its Commitment) from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as determined by final non-appealable judgment of a court of competent jurisdiction).

Section 6.9. Successor Administrator. The Administrator may, upon at least thirty (30) days’ prior written notice to the Seller, each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until (x) a successor Administrator is appointed by the Majority Purchaser Agents and has accepted such appointment and (y) so long as no Termination Event has occurred and is continuing, the Seller shall have consented to such successor Administrator (such consent not to be unreasonably withheld or delayed). Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 1.5 and 1.7 and Articles III, V and VI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.

Section 6.10. Erroneous Payment. (a) If the Administrator (x) notifies a Purchaser, or any Person who has received funds on behalf of a Purchaser (any such Purchaser or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrator has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrator) received by such Payment Recipient from the Administrator or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of Capital, Discount, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrator pending its return or repayment as contemplated below in this Section 6.10 and held in trust for the benefit of the Administrator, and such Purchaser shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrator may, in its sole discretion, specify in writing), return to the Administrator the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrator) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrator in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrator in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrator to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, or any Person who has received funds on behalf of a Purchaser (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of Capita, Discount, fees, distribution or otherwise) from the Administrator (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrator (or any of its Affiliates), or (z) that such Purchaser, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrator to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrator of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrator pursuant to this Section 6.10(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrator pursuant to this Section 6.10(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 6.10(a) or on whether or not an Erroneous Payment has been made.

(c) Each Purchaser hereby authorizes the Administrator to set off, net and apply any and all amounts at any time owing to such Purchaser under any Transaction Document, or otherwise payable or distributable by the Administrator to such Purchaser or under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrator has demanded to be returned under immediately preceding clause (a).

(d)  (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrator for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Purchaser that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrator’s notice to such Purchaser at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Purchaser shall be deemed to have assigned its Purchase (but not its Commitments) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrator may specify) (such assignment of the Capital (but not Commitments) of such Purchases, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrator in such instance)), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrator as the assignee Purchaser shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrator as the assignee Purchaser shall become a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser shall cease to be a Purchaser hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Purchaser, (D) the Administrator and the Seller shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrator will reflect in the Register its ownership interest in the Purchase subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Purchaser and such Commitments shall remain available in accordance with the terms of this Agreement. (ii) Subject to Section 7.3 (but excluding, in all events, any assignment consent or approval requirements (whether from the Seller or otherwise)), the Administrator may, in its discretion, sell any Purchase acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Purchaser shall be reduced by the net proceeds of the sale of such Purchase (or portion thereof), and the Administrator shall retain all other rights, remedies and claims against such Purchaser (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Purchaser (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrator on or with respect to any such Purchase acquired from such Purchaser pursuant to an Erroneous Payment deficiency Assignment (to the extent that any such Purchases are then owned by the Administrator) and (y) may in the sole discretion of the Administrator, be reduced by any amount specified by the Administrator in writing to the applicable Purchaser from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrator may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrator shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser, to the rights and interests of such Purchaser, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the parties obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such obligations in respect of Purchases that have been assigned to the Administrator under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations owed by the Seller or Servicer; provided that this Section 6.10 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Seller or the Servicer relative to the amount (and/or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrator; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrator from the Seller or the Servicer for the purpose of making such Erroneous Payment.

(f) To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrator for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 10.12 shall survive the resignation or replacement of the Administrator, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Transaction Document.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller, any Originator, the Performance Guarantor or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator, the Majority Purchaser Agents, and, in the case of an amendment, by the Seller and the Servicer; provided, however, that no such amendment or waiver shall, (a) without the consent of each affected Purchaser, (i) extend the date of any payment or deposit of Collections by the Seller or the Servicer or decrease the outstanding amount of or rate of Discount or extend the repayment of or any scheduled payment date for the payment of any Discount in respect of any portion of Capital or any fees owed to a Purchaser; (ii) reduce any fees payable to any Purchaser Agent or any Purchaser pursuant to the Purchaser

Group Fee Letter, (iii) forgive or waive or otherwise excuse any repayment of Capital or change the amount of Capital of any Purchaser; (iv) increase the Commitment of any Purchaser; (v) amend or modify the provisions of this Section 7.1 or the definition of “Aggregate Capital”, “Capital”, “Change in Control,” “Eligible Receivable”, “Facility Termination Date”, “Majority Purchaser Agents”, “Net Receivables Pool Balance”, “Purchased Interest”, “Termination Day” or “Total Reserves”; (vi) release all or substantially all of the Pool Assets from the security interest granted by the Seller to the Administrator hereunder; (vii) terminate the Performance Guaranty and/or release the Performance Guarantor from its obligations thereunder; or (viii) amend or modify any defined term (or any term used directly or indirectly in such defined term) used in clauses (i) through (vii) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, (b) without the consent of the Majority Purchaser Agents, amend, waive or modify any provision expressly requiring the consent of the Majority Purchaser Agents and (c) without the consent of the Administrator, the Majority Purchaser Agents and each Required Initial Purchaser Agent, amend, waive or modify Exhibit V or waive any Termination Event arising from such Exhibit V. Each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of any Purchaser Agent, any Purchaser or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Notwithstanding the foregoing, it is agreed that any Administrator Fee Letter may be amended, supplemented or otherwise modified solely with the consent of the parties thereto.

Section 7.2. Notices, Etc. All notices, demands and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile and email communications) and shall be personally delivered or sent by facsimile or email, or by overnight mail, to the intended party at the mailing or email address or facsimile number of such party set forth on Schedule V hereto (or in any other document or agreement pursuant to which it is or became a party hereto), or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective when received.

Section 7.3. Successors and Assigns; Participations; Assignments.

(a) Participations. Except as otherwise specifically provided herein, any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations hereunder, and the Seller, the Servicer, the Performance Guarantor, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers. Any such Participant shall not have any rights hereunder or under the Transaction Documents. The Seller agrees that each Participant shall be entitled to the benefits of Sections 1.7 and 3.3 (subject to the requirements and limitations therein and subject to such Participant’s compliance with the requirements of Section

7.6) to the same extent as if it were a Purchaser and acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 1.7 or 3.3, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the Participant acquired the applicable participation.

Each Purchaser (or its Purchaser Agent on its behalf) that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of its Participants and the amounts of each such Participant’s interest in any Capital, Commitments or other rights or obligations hereunder (the “Participant Register”); provided that no Purchaser or Purchaser Agent shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in such Capital, Commitments or other rights or obligations hereunder) to any Person except to the extent that such disclosure is necessary to establish that such Capital, Commitments or other rights or obligations hereunder is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrator (in its capacity as Administrator) shall have no responsibility for maintaining a Participant Register.

(b) Assignments by Committed Purchasers. Any Committed Purchaser may assign to one or more Persons (each a “Purchasing Committed Purchaser”), reasonably acceptable to the Administrator and the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex F with any changes as have been approved by the parties thereto (each, a “Transfer Supplement”), executed by each such Purchasing Committed Purchaser, such selling Committed Purchaser, such related Purchaser Agent and the Administrator and with the consent of the Seller (provided, that the consent of the Seller shall not be unreasonably withheld or delayed and that no such consent shall be required if a Termination Event has occurred and is continuing; provided, further, that no consent of the Seller shall be required if the assignment is made by any Committed Purchaser to the Administrator, to any other Committed Purchaser, to any Affiliate of the Administrator or any Committed Purchaser, which Affiliate is a bank or similar financial institution or to any Program Support Provider, which Program Support Provider is a bank or similar financial institution). Any such assignment by Committed Purchaser cannot be for an amount less than $10,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, the Servicer, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Committed Purchaser to the selling Committed Purchaser of the agreed purchase price, if any, such selling Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Committed Purchaser shall for all purposes be a Committed Purchaser party hereto and shall have all the rights and obligations of a Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Committed Purchaser allocable to such Purchasing Committed Purchaser shall be equal to the amount of the Commitment of the selling Committed Purchaser transferred regardless of the purchase price, if any, paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Committed Purchaser as a “Committed Purchaser” and any resulting adjustment of the selling Committed Purchaser’s Commitment.

(c) Assignments to Liquidity Providers and other Program Support Providers. Any Conduit Purchaser may at any time grant to one or more of its Liquidity Providers or other Program Support Providers, participating interests in its rights to the Purchased Interest, and interests in its Capital. In the event of any such grant by such Conduit Purchaser of a participating interest to a Liquidity Provider or other Program Support Provider, such Conduit Purchaser shall remain responsible for the performance of its obligations hereunder. The Seller agrees that each Liquidity Provider and Program Support Provider of any Conduit Purchaser hereunder shall be entitled to the benefits of Sections 1.5 and 1.7 and Articles III and IV.

(d) Other Assignments by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest, and interests in its Capital (or, in each case, any portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, including any Affiliate of the Administrator, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, that such Conduit Purchaser may not, without the prior consent of its Committed Purchasers and the Administrator, make any such transfer of its rights hereunder unless the assignee (x) is a commercial paper conduit that (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent or an Affiliate thereof of the assigning Conduit Purchaser, (iii) issues commercial paper or other notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser and (iv) has been consented to by the Seller (provided, that (1) the consent of the Seller shall not be unreasonably withheld or delayed, (2) no such consent shall be required if a Termination Event has occurred and is continuing and (3) no such consent shall be required if such assignee is another commercial paper conduit administered by the same Program Administrator or an Affiliate thereof) or (y) is a Committed Purchaser, Liquidity Provider or Program Support Provider for such Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a Transfer Supplement with any changes as have been approved by the parties thereto, duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest, and interests in its Capital, to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest, and interests in its Capital, and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, and interests in its Capital, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).

(e) Register. The Administrator, acting as non-fiduciary agent for the Seller (such agency being solely for Tax purposes) and each Affected Person and its successors and assigns, to the extent such Person has Purchases, Reinvestments, Capital, or Discount owing thereto), shall maintain at an office of the Administrator, a copy of each Assumption Agreement and Transfer Supplement delivered to and accepted by it hereunder and a register for the names and addresses of the Purchasers, the Commitment of each Purchaser Group and the aggregate outstanding Capital, and Discount owing to each Purchaser or other Affected Person from time to time (and such other Affected Person) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Seller, the Servicer, the Purchasers, and such other Affected Persons shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Seller, any Purchaser Agent and any Purchaser (and any such other Affected Person) at any reasonable time and from time to time upon reasonable prior notice. Each Purchaser (and each such other Affected Person) that assigns or transfers all or part of its Purchases or Reinvestments, and interests in its Capital, shall be required to provide the Administrator with notice of such assignment in order for such assignee’s interests in the Purchases and Reinvestments to be reflected in the Register. Each assignor may, in connection with any permitted assignment, disclose to the applicable assignee (that shall have agreed to be bound by Section 7.5) any information relating to any Originator, the Servicer, the Seller, the Performance Guarantor or the Pool Receivables furnished to such assignor by or on behalf of such Originator, the Servicer, the Seller, the Performance Guarantor, any Purchaser or the Administrator.

(f) Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to mean the successors and assigns of such party; all covenants, promises and agreements by or on behalf of any parties hereto that are contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, except as contemplated in Section 4.1(d), none of the Seller, the Servicer or the Performance Guarantor may assign its rights or delegate its obligations hereunder or under any other Transaction Document or any interest herein or under any other Transaction Document, in each case, without the prior written consent of the Administrator and each Purchaser Agent.

(g) Enforcement By Agents. Without limiting any other rights that may be available under applicable Law, the rights of the Administrator, each Purchaser Agent and each Purchaser may be enforced through it or by its agents.

(h) Certain Pledges. Without limiting the right of any Purchaser to sell or grant interests, security interests or participations to any Person as otherwise described in this Section 7.3, any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, any portion of its interest in the Purchases or Reinvestments, and interests in its Capital to secure its obligations as a Purchaser hereunder, including any pledge or assignment to secure obligations to a Federal Reserve Bank, the United States Treasury, the Federal Deposit Insurance Corporation or a security trustee in connection with the funding by such Purchaser of Purchases without notice to or consent of the Seller, the Performance Guarantor or any other Person; provided that no such pledge or grant of a security interest shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or grantee for such Purchaser as a party hereto.

Section 7.4. Costs; Expenses. In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay to the Administrator, the Purchaser Agents and the Purchasers, within 10 Business Days of demand (which demand shall be accompanied by documentation thereof in reasonable detail), all reasonable and documented costs and expenses in connection with (i) the preparation, execution, delivery and administration of this Agreement (including periodic audits and agreed upon procedures with respect to the Pool Receivables by (or on behalf of) the Administrator), the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable and documented costs and expenses in connection with any amendment, waiver or modification of any thereof), including Attorney Costs for the Administrator, Purchaser Agents, the Purchasers and their respective Affiliates with respect thereto and with respect to advising the Administrator, the Purchaser Agents, the Purchasers and their respective agents, Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents; and (ii) all reasonable and documented costs and expenses (including Attorney Costs), if any, of the Administrator, the Purchaser Agents, the Purchasers and their respective agents, Affiliates in connection with the enforcement of this Agreement and the other Transaction Documents.

Section 7.5. Confidentiality. Each of the Seller, the Servicer and the Performance Guarantor agrees (i) not to post to a website or publish or otherwise distribute to any other Person this Agreement and the other Transaction Documents and (ii) to maintain the confidentiality of the information in this Agreement and the other Transaction Documents relating to upfront fees and pricing in communications with third parties and otherwise; provided, that the Transaction Documents and such information may be disclosed (a) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent; (b) as required by the rules of any stock exchange; (c) to legal counsel, accountants and auditors for the Seller, the Servicer and the Performance Guarantor if such counsel, accountants and auditors agree to hold it confidential or are otherwise under a professional duty to maintain the confidentiality of such information, (d) as required or requested by Law, rule, regulation, court order, subpoena, or other legal process and (e) if required in connection with any litigation or dispute between the parties hereto (provided that the Seller, the Servicer and the Performance Guarantor will use reasonable efforts to obtain confidential treatment for such information in connection with such litigation or dispute).

The Administrator, the Purchaser Agents and the Purchasers agree to maintain the confidentiality of the Transaction Documents (including pricing hereunder and thereunder) and any other non-public information regarding the Performance Guarantor, the Seller, the Originators, the Servicer and their Affiliates; provided, that such information may be disclosed (i) to third parties to the extent such disclosure is made pursuant to a written agreement of confidentiality in form and substance reasonably satisfactory to the Seller and the Performance Guarantor; (ii) to legal counsel, accountants and auditors of the Purchaser Agents, the Purchasers or the Administrator if such counsel, accountants and auditors agree to hold it confidential or are otherwise under a professional duty to maintain the confidentiality of such information; (iii) to any assignee or participant or potential assignee or participant (if it agrees to abide by the terms of this Section 7.5); (iv) to any regulatory or governmental authorities having jurisdiction, or claiming to have jurisdiction, over the Administrator, any Purchaser Agent, any Purchaser or any Participant, (v) as required or requested by law, rule, regulation, court order, subpoena, or other legal process, (vi) as required in connection with any litigation or dispute or in connection with the exercise of any rights or remedies under the Transaction Documents (provided that the Administrator, the Purchaser Agents and the Purchasers will use reasonable efforts to obtain confidential treatment for such information in connection with such litigation or dispute), (vii) to any nationally recognized statistical rating organization as contemplated by Section 17g-5 of the Securities Exchange Act of 1934, (viii) to investors in Commercial Paper Notes as required by regulatory authorities and (ix) to any Liquidity Providers, Program Support Providers or equity investors in any Conduit Purchaser who agree to keep it confidential.

Section 7.6. Tax Forms; FATCA. (a) Each Purchaser shall deliver to the Seller and to the Administrator, on the Closing Date (or, if later, on the date on which it becomes a Purchaser), or at the time or times prescribed by applicable Laws, or when reasonably requested by the Seller, the Performance Guarantor or the Administrator, and each Affected Person (other than the Purchasers) shall deliver to the Seller and to the Administrator, on or prior to receipt of its first payment under any Transaction Document, such properly completed and executed documentation prescribed by applicable Laws or by the relevant Governmental Authority of any jurisdiction and such other reasonably requested information as will permit the Seller, Performance Guarantor, the Administrator or the applicable Purchaser Agent, as the case may be, to determine (i) whether or not payments made hereunder are subject to Taxes, (ii) if applicable, the required rate of withholding or deduction, and (iii) such Purchaser’s (or such other Affected Person’s) entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Purchaser (or such other Affected Person) by the Seller pursuant to this Agreement or otherwise to establish such Purchaser’s (or such other Affected Person’s) status for withholding Tax purposes in the applicable jurisdiction.

(b) Without limiting the generality of the foregoing:

(i) Each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Seller and the Administrator executed originals of IRS Form W-9 certifying that such Purchaser or Affected Person is exempt from United States federal backup withholding tax or such other documentation or information prescribed by applicable Laws or reasonably requested by the Seller, the applicable Purchaser Agent, or the Administrator as will enable the Seller, such Purchaser Agent or the Administrator, as the case may be, to determine whether or not such Purchaser (or such other Affected Person) is subject to backup withholding or information reporting requirements; and

(ii) each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) that is organized under the Laws of a jurisdiction other than the United States (including each State thereof and the District of Columbia) (a “Foreign Purchaser” and a “Foreign Affected Party”, respectively) that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder shall deliver to the Seller and the Administrator (in such number of copies as shall be reasonably requested by the Seller or the Administrator) on or prior to the date on which such Foreign Purchaser becomes a Purchaser with respect to this Agreement (and from time to time thereafter upon the request of the Seller or the Administrator, but only if such Foreign Purchaser is legally entitled to do so), or in the case of a Foreign Affected Party, on or prior to receipt of its first payment under any Transaction Document, whichever of the following is applicable:

(A) in the case of a Foreign Purchaser (or Foreign Affected Party), claiming eligibility for benefits of an income Tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable,

(B) executed originals of IRS Form W-8ECI,

(C) in the case of a Foreign Purchaser (or Foreign Affected Party) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate (a “U.S. Tax Compliance Certificate” in the form contained in Annex D-1) to the effect that such Foreign Purchaser (or Foreign Affected Party) is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of the Seller within the meaning of section 871(h)(3)(A) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code, and (y) executed originals of IRS Form W 8BEN or IRS Form W-8BEN-E, as applicable, or

(D) to the extent a Foreign Purchaser (or Foreign Affected Party) is not the beneficial owner, executed originals of IRS Form W-8IMY and all required supporting documentation, including, without limitation, IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Annex D-2 or Annex D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Purchaser (or Foreign Affected Party) is a partnership and one or more direct or indirect partners of such Foreign Purchaser (or Foreign Affected Party) are claiming the portfolio interest exemption, such Foreign Purchaser (or Foreign Affected Party) may provide a U.S. Tax Compliance Certificate substantially in the form of Annex D-4 on behalf of any direct or indirect partner, or

(E) duly completed executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Seller, the Performance Guarantor or the Administrator to determine the withholding or deduction required to be made.

(iii) If a payment made hereunder to any Purchaser (or other Affected Person) would be subject to United States federal withholding Tax imposed by FATCA if such Purchaser (or such other Affected Person) were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Purchaser (or such other Affected Person) shall deliver to the Seller, the applicable Purchaser Agent and the Administrator at the time or times prescribed by Law and at such time or times reasonably requested by the Seller, the applicable Purchaser Agent or the Administrator such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller, the Servicer, the applicable Purchaser Agent or the Administrator as may be necessary for the Seller, the applicable Purchaser Agent or the Administrator to comply with its obligations under FATCA and to determine that such Purchaser (or such other Affected Person) has complied with such Purchaser’s (or such other Affected Person’s) obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(c) Each Purchaser (and each Affected Person, other than the Purchasers, that receives a payment under any Transaction Document) shall promptly notify the Seller, the applicable Purchaser Agent and the Administrator of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

Section 7.7. Tax Treatment. The Seller and each Purchaser agree that each Purchase and Reinvestment, and the transactions contemplated under this Agreement shall be treated as the issuance of indebtedness for United States federal income Tax purposes. Each party to this Agreement or any other Transaction Document agrees to not take any Tax position inconsistent with such Tax characterization and shall not report the transactions arising under this Agreement in any manner other than the issuance of debt obligations on all applicable Tax returns unless otherwise required by applicable Law.

Section 7.8. Status of Administrator; Delivery of Tax Forms. On or before the date that any Person becomes the Administrator hereunder (and from time to time thereafter upon the reasonable request of the Seller), it shall deliver to the Seller properly two completed and executed originals of either (i) IRS Form W-8ECI, or (ii) such other documentation as will establish that the Seller can make payments to the Administrator without deduction or withholding of any Taxes imposed by the United States. The Administrator agrees that if any form or documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or documentation or notify the Seller of its legal inability to do so.

Section 7.9 GOVERNING LAW AND JURISDICTION.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN §5-1401 AND §5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

(b) EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 7.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or e-mail transmission), each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 7.11. Survival of Termination; Third Party Beneficiaries. The provisions of Sections 1.7, 3.1, 3.2, 3.3, Articles V and VI, Sections 7.4, 7.5, 7.9, 7.12, 7.15, 7.17, 7.18, 7.19, 7.20 and this Section 7.11 shall survive any termination of this Agreement. Each Liquidity Provider and each other Program Support Provider not a direct party to this Agreement are express third party beneficiaries hereof.

Section 7.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WITH RESPECT TO CONTRACT CLAIMS. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A JUDGE WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

Section 7.13. Entire Agreement . This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

Section 7.14. Headings. The captions and headings of this Agreement, including any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

Section 7.15. Special Damages. No claim may be made by any party hereto or its Affiliates against any other party hereto or its respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each party hereto hereby waives, releases, and agrees on behalf of itself and its Affiliates not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 7.16. Patriot Act. Each Purchaser hereby notifies the Seller, each Originator, the Servicer and the Performance Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Seller, each Originator, the Servicer and the Performance Guarantor, which information includes the name and address of each of the Seller, each Originator, the Servicer and the Performance Guarantor and other information that will allow such Purchaser to identify each of the Seller, each Originator, the Servicer and the Performance Guarantor in accordance with the Patriot Act.

Section 7.17. No Proceedings. The Seller, the Servicer, the Performance Guarantor, each Purchaser Agent, the Administrator and each Committed Purchaser, each hereby agrees that it will not institute against any Conduit Purchaser, or join any other Person in instituting against any Conduit Purchaser, any Insolvency Proceeding until one year plus one day following the last day on which all Commercial Paper Notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Purchaser shall have been indefeasibly paid in full. The foregoing shall not limit any such Person’s right to file any claim in or otherwise take any action with respect to any Insolvency Proceeding that was instituted by any Person other than such parties.

Section 7.18. Limitation of Payments. Notwithstanding any provisions contained in this Agreement to the contrary, each Conduit Purchaser shall not, and shall not be obligated to, pay any amount pursuant to this Agreement unless (i) such Conduit Purchaser has received funds which may be used to make such payment and which funds are not required to repay its commercial paper notes when due and (ii) after giving effect to such payment, either (x) such Conduit Purchaser could issue commercial paper notes to refinance all of its outstanding commercial paper notes (assuming such outstanding commercial paper notes matured at such time) in accordance with the program documents governing such Conduit Purchaser’s securitization program or (y) all of such Conduit Purchaser’s commercial paper notes are paid in full. Any amount which such Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of such Conduit Purchaser for any such insufficiency unless and until such Conduit Purchaser satisfies the provisions of clauses (i) and (ii) above.

Section 7.19. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement or any other Transaction Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 7.20. Limited Liability. Notwithstanding anything to the contrary contained in this Agreement, the obligations of any Conduit Purchaser under this Agreement and all other Transaction Documents are solely the corporate obligations of such Conduit Purchaser and shall be payable solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper Notes. No recourse under any obligation, covenant or agreement of any Conduit Purchaser contained in this Agreement shall be had against any Person or entity providing corporate management services to such Conduit Purchaser (each a “Corporate Services Provider”) (or any Affiliate thereof), or any stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of such Conduit Purchaser, and that no personal liability whatsoever shall attach to or be incurred by such Corporate Services Provider (or any Affiliate thereof), or the stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such Conduit Purchaser contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such Conduit Purchaser of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of such Corporate Services Provider (or any Affiliate thereof) and every such stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them is hereby expressly waived as a condition of and consideration for the execution of this Agreement; provided, however, that this Section 7.20 shall not relieve any such stockholder, employee, officer, director or incorporator of such Conduit Purchaser or beneficial owner of any of them of any liability it might otherwise have for its own intentional misrepresentation or willful misconduct.

Section 7.21. Liquidity-Based Amortization Event Trigger. Upon the occurrence of a Liquidity-Based Amortization Event Trigger, the Seller may, at its sole expense and effort, upon notice to each Purchaser Agent and the Administrator, require the Purchasers in the CACIB Purchaser Group (each a “CACIB Purchaser”) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 7.3), all of their interests, rights and obligations under this Agreement and the related Transaction Documents to a Person or Persons eligible to be a Purchaser under this Agreement (and if such CACIB Purchaser is a Committed Purchaser, also eligible to be a Purchasing Committed Purchaser under Section 7.3(b)) that shall assume such obligations; provided that:

(i) each CACIB Purchaser shall have received payment of an amount equal to its outstanding portion of the Capital, accrued Discount thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued Discount and fees) or the Seller (in the case of all other amounts); and

(ii) such assignment does not conflict with applicable Law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written,

TXU ENERGY RECEIVABLES COMPANY LLC, as Seller

By:

Name:

Title:

TXU ENERGY RETAIL COMPANY LLC, individually and as initial Servicer

By:

Name:

Title:

VISTRA OPERATIONS COMPANY LLC, as Performance Guarantor

By:

Name:

Title:

[Signature Page to Receivables Purchase Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrator

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Receivables Purchase Agreement]

CACIB PURCHASER GROUP: CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Purchaser Agent

By:

Name:

Title:

By:

Name:

Title:

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Committed Purchaser

By:

Name:

Title:

By:

Name:

Title:

ATLANTIC ASSET SECURITIZATION LLC, as Conduit Purchaser

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Receivables Purchase Agreement]

RBC PURCHASER GROUP:

ROYAL BANK OF CANADA, as Purchaser Agent

By:

Name:

Title:

ROYAL BANK OF CANADA, as Committed Purchaser

By:

Name:

Title:

By:

Name:

Title:

THUNDER BAY FUNDING, LLC, as Conduit Purchaser

By:

Name:

Title:

[Signature Page to Receivables Purchase Agreement]

MUFG PURCHASER GROUP:

MUFG BANK, LTD., as Purchaser Agent

By:

Name:

Title:

MUFG BANK, LTD., as Committed Purchaser

By:

Name:

Title:

By:

Name:

Title:

GOTHAM FUNDING CORPORATION, as Conduit Purchaser

By:

Name:

Title:

[Signature Page to Receivables Purchase Agreement]

EXHIBIT I

DEFINITIONS; CONSTRUCTION

As used in this Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Administrator” has the meaning set forth in the preamble to this Agreement.

“Administrator Fee Letter” means any fee letter agreement among the Servicer, the Seller and the Administrator, regarding the fees payable to the Administrator for its role as such. As of the Closing Date, there is no Administrator Fee Letter.

“Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement, other than rights of setoff and offset arrangements; it being understood that any thereof in favor of, or assigned to, (a) the Purchasers, the Purchaser Agents or the Administrator (for the benefit of each Purchaser Group) or (b) a depositary institution in respect of deposit accounts established with it, in each case, shall not constitute an Adverse Claim.

“Affected Person” means the Administrator, the Purchaser Agents, the Purchasers, any Liquidity Provider, any other Program Support Provider, any Program Administrator or any of their respective Affiliates.

“Affiliate” means, as to any Person: any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, a Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting shares or membership interests, by contract, or otherwise.

“Affiliated Obligor” shall mean any Obligor that is an Affiliate of another Obligor.

“Aggregate Capital” means at any time the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Capital at such time.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (i) the Aggregate Discount at such time, (ii) the Aggregate Capital at such time, (iii) all fees accrued and unpaid hereunder or under the Purchaser Group Fee Letter at such time and (iv) all other amounts owed (whether due or accrued) hereunder by the Seller to the Administrator, and/or any Purchaser Agent and/or any Purchaser at such time.

“Agreement” has the meaning set forth in the preamble hereto.

Exhibit I-1

“Alternate Rate” means, for any day, an interest rate equal to the LIBO Rate determined as of such day; provided that for any day that is not a Business Day or for which adequate means do not exist for ascertaining the LIBO Rate, the most recent LIBO Rate determination shall be used; provided, that the “Alternate Rate” for any day on which a Termination Event exists shall be an interest rate equal to the Base Rate in effect on such day plus 2.00% per annum.

“Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977; (b) the United Kingdom Bribery Act of 2010; and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted.

“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing in any applicable jurisdiction currently in force or hereafter enacted.

“Assumption Agreement” means an agreement substantially in the form set forth in Annex E to this Agreement.

“Attorney Costs” means all reasonable and documented fees and disbursements of any law firm or other external legal counsel.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means for any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the highest of:

(a) the rate of interest in effect for such day as publicly announced from time to time by the Wall Street Journal as the “U.S. Prime Rate”. Such “prime rate” is set by such Purchaser Agent based upon various factors, including the Administrator’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate;

(b) the Federal Funds Rate plus 0.50% per annum; and

(c) the LIBO Rate plus 1.00% per annum.

Exhibit I-2

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Beneficiaries” means the Administrator, each Purchaser and each other Indemnified Party.

“Business Day” means any day (other than a Saturday or Sunday) on which (a) banks are not authorized or required to close in New York City, New York or Dallas, Texas and (b) if this definition of “Business Day” is utilized in connection with the LIBO Rate, dealings are carried out in the London interbank market.

“CACIB” has the meaning set forth in the preamble to this Agreement.

“CACIB Purchaser Group” means the Purchaser Group of which CACIB is the Purchaser Agent.

“Capital” means, with respect to any Purchaser, the aggregate amount paid to the Seller in respect of the Pool Receivables by such Purchaser pursuant to this Agreement reduced from time to time by the amount of funds in respect of Capital distributed to such Purchaser pursuant to Section 1.4(d); provided, that if such Capital shall have been reduced by any distribution, and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Change in Control” means that (a) TXU ceases to own, directly or indirectly, 100% of the ownership interests of the Seller, free of all Adverse Claims; (b) Vistra ceases to own, directly or indirectly, 100% of the ownership interests having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of any Originator or the Servicer free of all Adverse Claims; or (c) a Change of Control (as defined in the Credit Agreement as in effect on the Closing Date) occurs. Notwithstanding the foregoing, any Person may pledge, grant a security interest in, or create a charge over, the shares or other forms of ownership interest it owns in any Originator, the Servicer, Vistra or the Seller as long as such pledge, security interest or charge does not result in Vistra, or the applicable Originator or the Servicer, as the case may be, ceasing to have the power, directly or indirectly, to direct the management and policies of the entity the ownership interest in which is pledged.

“Closing Date” means August 21, 2018.

“Collection Account” means a deposit account of the Seller maintained at a bank for the purpose of receiving Collections (either directly or by transfer directly from a related Lock-Box) as identified on Schedule II (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof).

Exhibit I-3

“Collections” means, with respect to any Pool Receivable, (a) all funds that are received (whether in the form of cash, wire transfer, check or otherwise) by any Originator, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest, Taxes, transmission charges (if any) and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon); and (b) all Deemed Collections.

“Commercial Paper Notes” means short-term promissory notes issued or to be issued by any Conduit Purchaser to fund its investments in accounts receivable or other financial assets.

“Commitment” means, with respect to any Committed Purchaser, and any date of determination during any Period, the amount set forth as such Committed Purchaser’s “Commitment” on Schedule VI to this Agreement or the Assumption Agreement, Transfer Supplement or other agreement pursuant to which such Committed Purchaser became a party hereto, as such amount may be modified in connection with any subsequent assignment pursuant to Section 7.3(b) or in connection with a change in the Purchase Limit pursuant to Section 1.1(c).

“Commitment Percentage” means, for each Committed Purchaser in a Purchaser Group, the Commitment of such Committed Purchaser divided by the total of all Commitments of all Committed Purchasers in such Purchaser Group.

“Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Purchaser Group as set forth on the signature pages of this Agreement or in any Assumption Agreement or Transfer Supplement.

“Company Note” has the meaning set forth in Section 3.1 of the Purchase and Sale Agreement.

“Company Note Financier” means MUFG Bank, Ltd. or any Affiliate thereof that is a party to any Company Note Financing Document.

“Company Note Financing” means any transaction or series of transactions that may be entered into by one or more Originators and/or the Servicer and the Company Note Financier pursuant to which one or more Originators and/or the Servicer may (a) sell, transfer, assign or convey the Company Note to the Company Note Financier and/or (b) grant a security interest in the Company Note to the Company Note Financier.

“Company Note Financing Documents” means each purchase agreement, sale agreement, credit agreement, loan agreement, repurchase agreement, security agreement and/or other financing agreement entered into from time to time between the Company Note Financier and the Originators and/or the Servicer in connection with a Company Note Financing.

“Concentration Account” means a deposit account of the Seller maintained at a bank for the purpose of receiving Collections from the Collection Accounts as identified on Schedule II.

“Concentration Percentage” means: for each Obligor (other than a Local Government Obligor or Federal Government Obligor) and its Affiliated Obligors, the applicable percentage determined by reference to the following table with long-term ratings in parentheses:

Exhibit I-4

RATING OF OBLIGOR	PERCENTAGE
A-1 by Standard & Poor’s/P-1 by Moody’s (A by Standard & Poor’s/A2 by Moody’s) or above	10.00%
A-2 by Standard & Poor’s/P-2 by Moody’s (BBB+ to A- by Standard & Poor’s/Baa1 to A3 by Moody’s)	5.00%
A-3 by Standard & Poor’s/P-3 by Moody’s (BBB- to BBB by Standard & Poor’s/Baa3 to Baa2 by Moody’s)	3.33%
Non-investment grade/Unrated (BB+ by Standard & Poor’s/Ba1 by Moody’s or lower and non-investment grade/Unrated)	2.00%

provided, that for purposes of this definition (i) the long-term and short-term rating of a parent company shall be imputed to an Obligor and its Affiliated Obligors to the extent any such Obligor or its Affiliated Obligors does not have a long-term and/or short-term rating unless the parent company does not support or guarantee, or the Administrator reasonably believes the parent company does not support or guarantee and has tangible evidence supporting such belief, the obligations of such Obligor and/or its Affiliated Obligors, (ii) if an Obligor has both short-term and long-term ratings, then short-term ratings shall be used in preference to the long-term rating, (iii) subject to the foregoing, if any Obligor has more than one such long-term rating or more than one such short-term rating, the lowest such rating shall apply, (iv) if only one rating is available, the next lower rating category will be used to determine the applicable percentage, and (v) subject to the foregoing, if any Obligor and its Affiliated Obligors have different ratings (and fall into different “Percentage” categories in the above table), then the Concentration Percentage for that group of Obligors shall be determined to be the lower of their respective “Percentages”.

“Conduit Purchaser” means each commercial paper conduit that that becomes a party to this Agreement, as a purchaser, pursuant to an Assumption Agreement, a Transfer Supplement or otherwise in accordance with the terms hereof.

“Contract” means, with respect to any Pool Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Pool Receivable arises or that evidence such Pool Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Pool Receivable.

“CP Rate” means, for any Conduit Purchaser, for any period and with respect to any portion of the Capital funded by Commercial Paper Notes, any rate designated as the “CP Rate” for such Conduit Purchaser in the Purchaser Group Fee Letter, an Assumption Agreement or Transfer Supplement pursuant to which such Person becomes a party as a Conduit Purchaser to this Agreement, or any other writing or agreement provided by such Conduit Purchaser to the Seller, the Servicer and the applicable Purchaser Agent from time to time.

Exhibit I-5

“Credit Agreement” means that certain Credit Agreement, dated as of October 3, 2016, among Vistra, as borrower, Vistra Intermediate Company LLC, the other credit parties party thereto and Credit Suisse AG, Cayman Island Branch, as administrative agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Credit and Collection Guidelines” means, (a) with respect to TXU, those receivables credit and collection policies and guidelines in effect on the Closing Date and described in Schedule I, and (b) with respect to any other Originator, its receivables credit and collection policies and guidelines on the date it enters into the Purchase and Sale Agreement, in each case as modified in accordance with this Agreement.

“Days’ Sales Outstanding” means, at any time, an amount equal to (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recently ended calendar months; divided by (b)(i) the aggregate billed sales made by the Originators during the three most recently ended calendar months; divided by (ii) 90.

“Debt” means (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes, mortgages, indentures or other similar instruments; (c) obligations to pay the deferred purchase price of property or services (other than trade accounts payable); (d) all capital lease obligations; and (e) obligations under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).

“Deemed Collection” has the meaning set forth in Section 1.4(e)(i) and (ii).

“Default Ratio” means, for any day, the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of the preceding calendar month by dividing (a) the aggregate Outstanding Balance of all Receivables that became Defaulted Receivables during such calendar month by (b) the aggregate billed sales made by the Originators during the month that is four calendar months before such month.

“Defaulted Receivable” means a Pool Receivable:

(a) as to which any payment, or part thereof, remains unpaid for more than 90 days from the original due date for such payment; or

(b) without duplication (i) as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof, (ii) that has been written off the applicable Originator’s or the Seller’s books as uncollectible or (iii) that, consistent with the Credit and Collection Guidelines, should be written off the applicable Originator’s or the Seller’s books as uncollectible.

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing (a) the aggregate Outstanding Balance of all Delinquent Receivables as of the last day of such calendar month by (b) the aggregate Outstanding Balance of all Pool Receivables as of the last day of such month.

Exhibit I-6

“Delinquent Receivable” means a Pool Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days but less than 91 days from the original due date for such payment.

“Dilution” has the meaning set forth in Section 1.4(e)(i).

“Dilution Horizon Ratio” means, at any time, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of the most recently ended calendar month by dividing (a) the aggregate billed sales made by the Originators during the most recently ended calendar month by (b) the Net Receivables Pool Balance as of the last day of such calendar month.

“Dilution Ratio” means, for any month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed by dividing (a) the aggregate amount of Dilution during such calendar month; by (b) the aggregate billed sales made by the Originators during the immediately preceding calendar month.

“Dilution Reserve Percentage” means, on any date, the product of (a) the Dilution Horizon Ratio and (b) the sum of (i) 2.25 times the average of the Dilution Ratios for the twelve most recently ended calendar months and (ii) the Dilution Spike Factor.

“Dilution Spike Factor” means, for any calendar month, the product of (a) the positive difference, if any, between (i) the highest Dilution Ratio for any calendar month during the twelve most recently ended calendar months; minus (ii) the arithmetic average of the Dilution Ratios for such twelve months and (b) (i) the highest Dilution Ratio for any calendar month during the twelve most recently ended calendar months; divided by (ii) the arithmetic average of the Dilution Ratios for such twelve months.

“Direct Taxes” means any sales, use, gross receipts, goods and services, excise or personal property Taxes imposed on or with respect of any Pool Receivable.

“Discount” means, with respect to any applicable portion of Capital, for any Settlement Period (or portion thereof), the sum of, for each day in such Settlement Period (or portion thereof):

AR x C x 1/Year

where:

AR	=	the Discount Rate for such portion of Capital for such day,

C	=	the Capital on such day, and

Year	=	if Capital is funded based upon: (i) the LIBO Rate or the CP Rate, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable;

Exhibit I-7

provided, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable Law; provided further, that Discount shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Discount Rate” means for any Capital on any day:

(a) in the case of any portion of Capital funded by Commercial Paper Notes, the applicable CP Rate; and

(b) in the case of Capital not funded by Commercial Paper Notes (including under a Liquidity Agreement or any other Program Support Agreement), the Alternate Rate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Receivable” means, at any time, a Pool Receivable:

(a)

the Obligor of which is (i) a resident of and has a billing address in the United States or has its chief executive office in and has a billing address in the United States (including Local Government Obligors and Federal Government Obligors); (ii) not subject to any action of the type described in paragraph (g) of Exhibit V; and (iii) not an Affiliate of the Seller or any Originator;

(b)	that is denominated and payable only in United States dollars in the United States;

(c)

that, (i) in the case of a Retail Receivable, does not have a stated maturity that is more than 65 days after the original invoice date of such Receivable and (ii) in the case of a POR Receivable, is due and payable within 65 days after the sale of the related Purchased-by-Utility Receivable;

(d)

that arises under a Contract (i) in the case of a Retail Receivable, for the sale and delivery of goods or performance of services in the ordinary course of an Originator’s business or, in the case of a POR Receivable, for the sale of Purchased-by-Utility Receivables in the ordinary course of an Originator’s business and (ii) that is governed by the law of one of the United States;

Exhibit I-8

(e)

that arises under a Contract that is in full force and effect and that is a legal, valid and binding obligation of an Obligor, enforceable against such Obligor in accordance with its terms, which Contract contains no confidentiality provisions that would be breached if the Receivable were assigned to the Administrator pursuant to the Transaction Documents;

(f)

that conforms in all material respects with all applicable laws, rulings and regulations in effect (including, without limitation, any law, rule and regulation relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of such Pool Receivable is in material violation of any such law, rule or regulation;

(g)	that is not the subject of any bona-fide dispute, set-off, off-set, claim or counterclaim, defense, holdback or other Adverse Claim;

(h)	that satisfies all applicable requirements of the applicable Credit and Collection Guidelines;

(i)	that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2;

(j)	in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller;

(k)

for which the Administrator, for the benefit of each Purchaser Group, shall have a First Priority Interest to the extent of the Purchased Interest in such Receivable, the Related Security and Collections with respect thereto;

(l)

that constitutes (i) in the case of a POR Receivable, an “account” as defined in the UCC or (ii) in the case of a Retail Receivable, an “account”, “payment intangible” or “general intangible” as defined in the UCC and, in each case, that is not evidenced by an “instrument” as defined in the UCC;

(m)	that is not a Defaulted Receivable or a Delinquent Receivable;

(n)

to the extent of, if the related Originator thereof, the Seller or the Servicer has established any security deposit or other offset arrangement with the Obligor, the portion thereof that is not subject to an offsetting account payable from such Originator, the Seller or the Servicer, as applicable;

(o)

that, if a POR Receivable, is reflected in the applicable Originator’s accounting system as owed by the applicable Utility (and, for the avoidance of doubt, not owed by an Obligor that is not a Utility) and arose from the sale of competitive retail electric services in the applicable Originator’s ordinary course of business and for which the applicable Utility is obligated to invoice, collect and purchase;

Exhibit I-9

(p)	for which Defaulted Receivables of the Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Pool Receivables;

(q)	that represents amounts fully earned and performed by an Originator and payable by the Obligor;

(r)

that, if such Receivable is an Unbilled Receivable, (i) no more than 60 days have elapsed since the date such Receivable was created and (ii) Vistra Parent has (x) a long-term local issuer credit rating from Standard & Poor’s and (y) a long-term corporate family rating from Moody’s and such rating is not less than B- by Standard & Poor’s or B3 by Moody’s;

(s)

that, if a Retail Receivable, is evidenced by a final (and not provisional) invoice with a unique invoice number that does not correspond to any other Retail Receivable and which represents amounts not less than the invoiced balance or, if such Retail Receivable is an Unbilled Receivable, has been individualized in the applicable Originator’s accounting systems such that such Retail Receivable is easily distinguished from all other Retail Receivables;

(t)	the payment of which by the applicable Obligor is not subject to any withholding Tax;

(u)	that is not interest-bearing (except for any late payment charges); and

(v)

for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible.

“ERCOT” means the Energy Reliability Council of Texas.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Person, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event” (as that term is defined in Section 4043 of ERISA or the regulations issued thereunder (other than an event for which the 30 day notice period is waived)) with respect to a Plan; (b) a withdrawal by any Originator or any of its ERISA Affiliates from a Plan subject to Section 4063 of ERISA during a plan year in which the relevant entity is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA which could

Exhibit I-10

reasonably be expected to give rise to any liability with respect to such withdrawal; (c) a complete or partial withdrawal by such Originator or any of its ERISA Affiliates from a Multiemployer Plan; (d) the filing of a notice of intent to terminate a Plan in a distress termination under Section 4041(c) of ERISA, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan or to appoint a trustee to administer any Plan or Multiemployer Plan; or (e) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Originator or any of its ERISA Affiliates.

“Erroneous Payment” has the meaning assigned to it in Section 6.10(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section  6.10(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 6.10(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 6.10(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 6.10(e).

“ EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Exception Account” means the deposit account with an account number ending 8104 maintained in the name of Ambit Texas LLC at BOKF, NA, doing business as Bank of Texas.

“Exception Account Conditions” means, as of any date of determination, the satisfaction of each of the following: (a) no Termination Event has occurred and is continuing, (b) all Collections on Pool Receivables received in any Exception Account are then being swept directly to a Collection Account no later than two (2) Business Day following receipt and identification thereof, (c) each Exception Account is located in the United States of America, (d) no Exception Account is subject to any account control agreement or similar agreement granting (or purporting to grant) any Person “control” (as defined in Section 9-104 of the UCC) over such Exception Account, (e) the related deposit account bank with respect to any Exception Account is not then exercising any setoff rights against any amounts on deposit in such Exception Account, (f) such date of determination is prior to June 30, 2021 (or such later date agreed to by the Administrator in writing in its sole discretion), (g) (i) Vistra Parent maintains (x) a long-term local issuer credit rating from Standard & Poor’s and (y) a long-term corporate family rating from Moody’s and (ii) each such rating is not less than the applicable rating assigned by such rating agency as of December 21, 2020 and (h) no Obligor that has been instructed to make payments to a Collection Account as of December 21, 2020 has received subsequent instructions to remit payments to an Exception Account.

Exhibit I-11

“Excess Concentration Amount” means, at any time, the sum of all amounts determined as follows: for each Obligor, the amount, if any, by which the Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliated Obligors at such time exceeds an amount equal to the product of (a) the Concentration Percentage for such Obligor and its Affiliated Obligors and (b) the Outstanding Balance of all Eligible Receivables at such time; provided, that, (a) the parties hereto understand that due to internal reporting limitations, the Servicer is unable to track and report the exact amount of Unbilled Receivables per Obligor and POR Receivables that are Unbilled Receivables; (b) the Excess Concentration Amount with respect to POR Receivables may be calculated using the methodology described in the Information Package, which reflects the Servicer’s and Seller’s best efforts at estimating such amount of Unbilled Receivables; and (c) the Servicer shall not vary the methodology of how such information is reported in the Information Package without the prior written consent of each of the Purchaser Agents acting in their sole discretion.

“Excluded Retail Receivable” means any Purchased-by-Utility Receivable.

“Excluded Receivable” means (i) any Receivable for which the related Obligor is located in the state of Massachusetts or (ii) any Receivable which is originated by a Texas Originator and for which the related Obligor is not a participant in ERCOT.

“Excluded Taxes” means, with respect to an Affected Person, any of the following Taxes imposed on or with respect to such Affected Person or required to be withheld or deducted from a payment to such Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, state gross receipts Taxes, and branch profits Taxes, in each case, imposed as a result of such Affected Person being organized under the Laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or that are Other Connection Taxes, (b) United States federal withholding Taxes imposed on amounts payable to or for the account of such Affected Person with respect to its portion of Capital pursuant to a law in effect on the date on which such Affected Person first funds a portion of Capital or first becomes obligated to fund a portion of Capital, (c) any Tax, assignment or other governmental charge attributable to and which would not have been imposed but for such Affected Person’s failure to comply with the requirements contained in Section 7.6, and (d) any United States federal withholding Taxes imposed under FATCA.

“FACA” means the Federal Assignment of Claims Act, 41 U.S.C. § 15, as supplemented by the Federal Acquisition Regulations, 48 C.F.R.

“Facility Termination Date” means the earliest to occur of: (a) July ~~12, 2021,~~11, 2022, (b) the Facility Termination Date determined pursuant to Section 2.2, (c) the date the Purchase Limit is reduced to zero pursuant to Section 1.1(c) and (d) any date so designated by the Purchaser Agent of the CACIB Purchaser Group at such Purchaser Agent’s sole discretion after the occurrence of a Liquidity-Based Amortization Event.

Exhibit I-12

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements, treaties or conventions among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Person acting as Administrator on such day on such transactions as determined by the Administrator.

“Federal Government Obligor” means the United States, any territory, possession or commonwealth of the United States, or any agency, department or instrumentality of any of the foregoing.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the Purchaser Group Fee Letter or any Administrator Fee Letter, as applicable.

“Final Termination Date” means the latest of (x) the Facility Termination Date; (y) the date on which no Capital or Discount shall be outstanding; and (z) the date on which all other amounts owed by the Seller under this Agreement to each Purchaser, each Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person (other than contingent indemnification obligations) shall be paid in full.

“First Priority Interest” means a valid and perfected ownership or security interest, free and clear of Adverse Claims.

“Foreign Affected Party” has the meaning set forth in Section 7.6.

“Foreign Purchaser” has the meaning set forth in Section 7.6.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Government Excess Amount” means, at any time, the amount by which the Outstanding Balance of Eligible Receivables that are Government Receivables exceeds 5% of the Outstanding Balance of all Eligible Receivables at such time.

“Government Receivable” means any Retail Receivable the Obligor of which is a Federal Government Obligor or a Local Government Obligor.

Exhibit I-13

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Group Commitment” means, with respect to any Purchaser Group, the amount set forth as the related Committed Purchaser’s “Commitment” in this Agreement or the Assumption Agreement, Transfer Supplement or other agreement pursuant to which the members of such Purchaser Group became a party hereto, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.1(b) or in connection with a change in the Purchase Limit pursuant to Section 1.1(c).

“Group Commitment Percentage” means with respect to any Purchaser Group, a fraction (expressed as a percentage) (i) the numerator of which is the Group Commitment of such Purchaser Group and (ii) the denominator of which is the aggregate Group Commitments of all Purchaser Groups.

“Indemnified Amounts” has the meaning set forth in Section 3.1.

“Indemnified Party” has the meaning set forth in Section 3.1.

“Indemnified Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller, any Originator or the Performance Guarantor under any Transaction Document.

“Independent Manager” has the meaning set forth in paragraph 4(c) of Exhibit IV.

“Information Package” means a report, in substantially the form of Annex A.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors of a Person, or composition, marshaling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of cases (a) and (b) undertaken under United States Federal, state or foreign law, including the Bankruptcy Code.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case, whether foreign or domestic.

Exhibit I-14

“LIBO Rate” for any applicable Settlement Period, an interest rate per annum determined on the basis of the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for deposits in United States dollars for one month period as it appears on the relevant display page on the Bloomberg Professional Service (or any successor or substitute page or service providing quotations of interest rates applicable to United States dollar deposits in the London interbank market comparable to those currently provided on such page, as determined by each Purchaser Agent for its respective Purchaser Group from time to time), at approximately 11:00 a.m., London, England time, two (2) Business Days prior to the first day of such Settlement Period. Notwithstanding the foregoing, if the LIBO Rate is below zero, the rate will be deemed to be zero.

“Liquidity Advance” means a loan, advance, purchase or other similar action made by a Liquidity Provider pursuant to a Liquidity Agreement.

“Liquidity Agreement” means any agreement entered into, directly or indirectly, in connection with or related to, this Agreement pursuant to which a Liquidity Provider agrees to make loans or advances to, or purchase assets from, a Conduit Purchaser (directly or indirectly) in order to provide liquidity or other enhancement for such Conduit Purchaser’s Commercial Paper Notes or other senior indebtedness.

“Liquidity-Based Amortization Event” shall be deemed to have occurred when the Purchaser Agent of the CACIB Purchaser Group notifies the Administrator, the other Purchaser Agents, the Seller and the Servicer in writing that the Conduit Purchaser in such Purchaser Agent’s Purchaser Group has been funding such Conduit Purchaser’s portion of the Capital through such Conduit Purchaser’s Program Support Agreement(s) (rather than through the issuance of Commercial Paper Notes) for a period of 270 consecutive days.

“Liquidity-Based Amortization Event Trigger” shall be deemed to have occurred when the Purchaser Agent of the CACIB Purchaser Group notifies the Administrator, the other Purchaser Agents, the Seller and the Servicer in writing that the Conduit Purchaser in CACIB Purchaser Group has been funding such Conduit Purchaser’s portion of the Capital through such Conduit Purchaser’s Program Support Agreement(s) (rather than through the issuance of Commercial Paper Notes) for a period of 180 consecutive days.

“Liquidity Provider” means each bank, other financial institution or other Person that is at any time party to a Liquidity Agreement as a lender (or any participant thereof).

“Local Government Obligor” shall mean any state or local government, including counties, cities and towns, any political subdivision of any of the foregoing, or any agency, department or instrumentality of any the foregoing.

“Lock-Box” means each lock-box maintained by a Lock-Box Bank or Payment Processor for the purpose of processing Collections.

Exhibit I-15

“Lock-Box Agreement” means a deposit account control agreement (and, if applicable, with lock-box provisions), in form and substance reasonably satisfactory to the Administrator, among the Seller and/or an Originator, the Servicer, the Administrator and a Lock-Box Bank.

“Lock-Box Agreement Activation Notice” has the meaning set forth in Section 4.3(b).

“Lock-Box Bank” means any of the banks holding one or more Collection Accounts or the Concentration Account.

“Loss Reserve Percentage” means, on any date, the product of (i) 2.25 and (ii) the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recently ended calendar months and (iii)(A) the sum of (x) the aggregate billed sales made by the Originators during the four most recently ended calendar months, plus (y) an amount equal to one-third of the aggregate billed sales made by the Originators during the fifth most recently ended calendar month, divided by (B) the aggregate Net Receivables Pool Balance as of such date.

“Low Ratings Lock-Box Bank” has the meaning set forth in Section 4.3(c).

“Majority Purchaser Agents” means, at any time, the Purchaser Agents for the Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit; provided, however, that so long as the Group Commitment of any single Purchaser Group is greater than 50% of the Purchase Limit, then “Majority Purchaser Agents” shall mean a minimum of two Purchaser Agents for Purchaser Groups with Group Commitments that aggregate more than 50% of the Purchase Limit.

“Material Adverse Effect” means a material adverse effect on:

(a) the business, financial condition, results of operations or properties of the Seller;

(c) the ability of the Seller to perform its obligations under any Transaction Document to which it is a party;

(d) the legality, validity or enforceability of any Transaction Document;

(e) the collectability of a material portion of the Pool Receivables; or

(f) the status, perfection, priority or enforceability of the Purchasers’ or the Seller’s interest in the Pool Assets contemplated hereunder.

“Moody’s” means Moody’s Investors Service, Inc.

“MUFG” means MUFG Bank, Ltd.

“MUFG Purchaser Group” means the Purchaser Group of which MUFG is the Purchaser Agent.

Exhibit I-16

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 3(37) of ERISA to which any Originator or any of its ERISA Affiliates makes or is obligated to make contributions.

“Net Receivables Pool Balance” means, at any time, (a) the Outstanding Balance of Eligible Receivables at such time minus (b) the Excess Concentration Amount at such time minus (c) the Government Excess Amount as such time minus (d) the Unbilled Receivable Excess Amount.

“Obligations” has the meaning set forth in Section 5.1.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Original Financial Statements” has the meaning set forth in Section 3(f)(i) of Exhibit III.

“Originator” means each Person from time to time party to the Purchase and Sale

Agreement as an Originator. As of the Closing Date, TXU is the only Originator.

“Other Connection Taxes” shall mean with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any portion of Capital.

“Outstanding Balance” means, with respect to any Receivable, at any time, the outstanding principal balance thereof at such time.

“Participant” has the meaning set forth in Section 7.3(a).

“Participant Register” has the meaning set forth in Section 7.3(a).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA PATRIOT Act).

“Payment Processor” means any third party service provider (including, if applicable, Lock-Box Banks maintaining Lock-Boxes on behalf of the Seller) administering or processing payments or Collections on behalf of the Servicer or the Seller.

“Payment Recipient” has the meaning assigned to it in Section 6.10(a).

Exhibit I-17

“PBGC” means the Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Performance Guarantor” has the meaning set forth in the preamble to this Agreement.

“Performance Guaranty” means the unconditional guaranty set forth in Article V by the Performance Guarantor, in favor of the Beneficiaries, of the performance of the Servicer and each Originator under the Transaction Documents.

“Period” means each of Period ~~1, Period 2, Period 3, Period 4 and, in calendar year 2021 only, Period 5 and Period 6.~~1 and Period 2.

“Period 1” means for each calendar year, the period beginning on and including the Settlement Date occurring in ~~July~~August of each calendar year, and ending on but not including, the Settlement Date occurring in ~~August~~November of the same calendar year~~;~~ provided~~, that the Period 1 occurring in 2020 shall commence on July 13, 2020.~~.

“Period 2” means for each calendar year, the period beginning on and including the Settlement Date occurring in ~~August~~November of each calendar year, and ending on but not including, the Settlement Date occurring in ~~November of the same calendar year.~~

~~“Period 3” means for each calendar year, the period beginning on and including the Settlement Date occurring in November of each calendar year, and ending on but not including, the Settlement Date occurring in December of the same calendar year. “Period 4” means for each calendar year, the period beginning on and including the Settlement Date occurring in December of each calendar year, and ending on but not including, the Settlement Date occurring in July~~ August of the following calendar year~~; provided, however that in calendar year 2021 only, Period 4 shall not include Period 5 or Period 6.~~. For the avoidance of doubt, Period 2 shall be continuing as of the effective date of the Tenth Amendment to this Agreement.

~~“Period 5” means, for calendar year 2021 only, the period beginning on and including February 19, 2021 and ending on but not including, the Settlement Date occurring in March of 2021.~~

~~“Period 6” means, for calendar year 2021 only, the period beginning on and including March 26, 2021 and ending on but not including, the earlier of the Facility Termination Date of July 12, 2021.~~

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which Vistra or any of its ERISA Affiliates contributes or has an obligation to contribute (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to contribute or have an obligation to contribute).

Exhibit I-18

“Pool Assets” has the meaning set forth in Section 1.2(e).

“Pool Receivable” means a Receivable in the Receivables Pool.

“POR Receivable” means a payment obligation of a Utility to an Originator arising from the sale of a Purchased-by-Utility Receivable by such Originator to such Utility.

“Program Administration Agreement” means that certain administration agreement between any Conduit Purchaser and Program Administrator governing certain aspects of the administration of such Conduit Purchaser’s commercial paper facility or any other agreement having similar purposes, as in effect from time to time.

“Program Administrator” means the administrator designated for Purchaser under the Program Administration Agreement.

“Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in this Agreement, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

“Purchase” has the meaning set forth in Section 1.1(a).

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the date hereof, between the Seller and the Originators, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Purchase Limit” means the aggregate Commitments of all Committed Purchasers, as such amount may be reduced pursuant to Section 1.1(c). References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the Aggregate Capital at such time.

“Purchase Notice” has the meaning set forth in Section 1.2(b).

“Purchased-by-Utility Program” means a “purchase of receivables” or similar program pursuant to which a Utility agrees to purchase Retail Receivables from an Originator.

Exhibit I-19

“Purchased-by-Utility Receivable” means any Retail Receivable sold or contracted to be sold, by an Originator to a Utility pursuant to a Purchased-by-Utility Program.

“Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as the following fraction (expressed as a percentage):

Aggregate Capital + Total Reserves

Net Receivables Pool Balance + the Qualifying Deposit Amount

The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of this Agreement.

“Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to this Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement or otherwise in accordance with this Agreement.

“Purchaser Group” means each Conduit Purchaser (if any), together with each Committed Purchaser and related Purchaser Agent.

“Purchaser Group Fee Letter” has the meaning set forth in Section 1.5.

“Purchasers” means the Conduit Purchasers and the Committed Purchasers.

“Purchasing Committed Purchaser” has the meaning set forth in Section 7.3(b) of this Agreement.

“Qualifying Deposit Amount” means, at any time of determination, an amount equal to the lesser of (i) the aggregate amount of security deposits then held by an Originator or any Affiliate thereof paid by Obligors with respect to Pool Receivables to the extent such Originator (or Affiliate thereof) is not then required to return such security deposit to the related Obligor and (ii) 7.5% of the Net Receivables Pool Balance; provided, that the Qualifying Deposit Amount shall be zero at any time Vistra Parent fails to maintain both (x) a long-term credit rating from Standard & Poor’s and (y) a long-term corporate family rating from Moody’s and such rating is not less than B+ by Standard & Poor’s or Ba3 by Moody’s.

“RBC” means Royal Bank of Canada.

“RBC Purchaser Group” means the Purchaser Group of which RBC is the Purchaser Agent.

“Receivable” means any (i) Retail Receivable other than any Excluded Retail Receivable or (ii) POR Receivable, in each case, excluding the Excluded Receivables.

Exhibit I-20

“Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Purchase and Sale Agreement.

“Register” has the meaning set forth in Section 7.3(e).

“Regulatory Change” means any treaty, law, rule, regulation or guideline of any jurisdiction or any directive or request of any Governmental Authority (whether or not having the force of law).

“Reinvestment” has the meaning set forth in Section 1.1(a).

“Related Security” means, with respect to any Pool Receivable, each of the following:

(a) all instruments and chattel paper that may evidence such Receivable;

(b) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with any UCC financing statements or similar filings relating thereto;

(c) (i) with respect to a Retail Receivable, all of the Seller’s rights, interests and claims under the Contract(s) with respect to such Retail Receivable or (ii) with respect to a POR Receivable, all of the Seller’s rights, interests and claims to receive payment from the applicable Utility under the Contract(s) with respect to such POR Receivable and, in each case, all guaranties, indemnities, insurance and other agreements (including the related Contract), supporting obligations (as defined in the UCC) or arrangements of whatever character from time to time, supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(d) all of the Seller’s right, title and interest in all books and records of each Originator to the extent related to any of the foregoing;

(e) all of the Seller’s right, title and interest in and to the Purchase and Sale Agreement, including (i) all monies due or to become due thereunder to the Seller from any Originator and (ii) all rights, remedies, powers, claims and privileges of the Seller against any Originator thereunder or in connection therewith; and

(f) all proceeds of the foregoing.

“Required Initial Purchaser Agent” means each of CACIB, RBC and MUFG (and in each case, not any assignee thereof that is not an Affiliate) for so long as the Group Commitment of such Purchaser Agent’s respective Purchaser Group is at least an amount equal to the lesser of (x) $50,000,000 and (y) 10% of the Purchase Limit.

“Reserve Floor Percentage” means, for any date, the sum of (a) 10.0% and (b) the product of (i) the average of the Dilution Ratios for the twelve most recently ended calendar months and (ii) the Dilution Horizon Ratio computed as of the last day of the most recently ended Settlement Period.

Exhibit I-21

“Retail Receivable” means any indebtedness and other obligations of any Obligor, whether constituting an account, chattel paper, instrument or general intangible, representing part or all of the sales price of the non-wholesale sale of goods and/or the rendering of services by any Originator to such Obligor, and includes the obligation of the Obligor thereon to pay any finance charges, fees and other charges with respect thereto, including, without limitation, with respect to any Unbilled Receivables, 100% of the amount to be or thereafter invoiced to the Obligor.

“Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, North Korea and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or ordinarily resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b).

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), (e) the Canadian government or (f) any other applicable jurisdiction.

“Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Securitisation Regulation” means Regulation (EU) 2017/2402 of the European Parliament and of the Council of 12 December 2017 laying down a general framework for securitisation and creating a specific framework for simple, transparent and standardised securitisation, and amending certain other European Union Directives and Regulations.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Settlement Date” means for any Settlement Period, (a) the day of the following calendar month that is two (2) Business Days following the date the Information Package is delivered pursuant to Exhibit IV, Section 2(j)(ii) and (b) on and after the Facility Termination Date, each other day selected from time to time by the Administrator (it being understood that the Administrator may select such Settlement Date to occur as frequently as daily).

“Settlement Period” means: (a) (i) initially the period commencing on the Closing Date and ending on (and including) the last day of August 2018; and (ii) thereafter, each period beginning on the first day of each calendar month and ending on (and including) the last day of such calendar month and (b) on and after the Facility Termination Date, such other period (including a period of one day) as shall be selected from time to time by the Administrator.

Exhibit I-22

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicing Fee” shall mean the fee referred to in Section 4.6.

“Servicing Fee Rate” shall mean the rate referred to in Section 4.6.

“Specified Matter” means this Agreement, any other Transaction Document, the ownership, maintenance or financing of the Purchased Interest, any portion of Capital, the Pool Receivables, the payment of any amount due thereunder, or any obligation to advance or otherwise remit funds hereunder or to or for the benefit of a Purchaser under a Liquidity Agreement or other Program Support Agreement.

“Standard & Poor’s” means Standard & Poor’s Global Ratings and any successor thereto.

“Standstill and No Petition Agreement” means that certain standstill and no proceedings letter agreement, dated as of October 9, 2020, among the Servicer, the Administrator and the Company Note Financier.

“Subsidiary” means, as to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Taxes” means any all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Day” means each day that occurs on or after the Facility Termination Date.

“Termination Event” has the meaning specified in Exhibit V.

“Texas Originator” means Ambit Texas, LLC, TRIEAGLE ENERGY LP and Value Based Brands LLC.

“Total Reserves” means, at any time, the product of (i) the sum of (a) the greater of (x) the sum of the Loss Reserve Percentage and the Dilution Reserve Percentage as of the most recently ended Settlement Period and (y) the Reserve Floor Percentage as of the most recently ended Settlement Period and (b) the Yield & Servicing Reserve Percentage as of the most recently ended Settlement Period and (ii) the Net Receivables Pool Balance at such time.

Exhibit I-23

“Transaction Documents” means this Agreement (including the Performance Guaranty contained herein), the Purchase and Sale Agreement, each Fee Letter, each Lock-Box Agreement, each lien release agreement, each Beneficial Ownership Certification, the Standstill and No Petition Agreement, the Company Note and all other material certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered from time to time under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with their respective terms.

“Transfer Supplement” has the meaning set forth in Section 7.3(b) of this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means a Retail Receivable included in the Receivables Pool as to which all services have been rendered in full and/or all goods have been delivered to the Obligor and is accounted for on the Originator’s books and records as unbilled revenue in accordance with its current financial accounting practices but for which, at the time of determination, an invoice or any other evidence of the obligation of such Obligor thereunder has not been duly submitted to such Obligor for payment of the amount thereof.

“Unbilled Receivable Excess Amount” means, at any time, the sum of, without duplication, (i) the amount by which the aggregate Outstanding Balance of all Unbilled Receivables that are Eligible Receivables exceeds (A) 70%, if Vistra Parent has (x) a long-term local issuer credit rating from Standard & Poor’s and (y) a long-term corporate family rating from Moody’s and such rating is not less than B by Standard & Poor’s or B2 by Moody’s or (B) 35.0%, if Vistra Parent has (x) a long-term local issuer credit rating from Standard & Poor’s and (y) a long-term corporate family rating from Moody’s and such rating is equal to B- by Standard & Poor’s or B3 by Moody’s of the aggregate Outstanding Balance of all Eligible Receivables plus (ii) the amount by which the Outstanding Balance of Unbilled Receivables that (A) are Eligible Receivables and (B) for which at least 31 days have elapsed since the date such Receivable was created exceeds 20.0% of the aggregate Outstanding Balance of all Unbilled Receivables that are Eligible Receivables.

“United States” means the United States of America.

“Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

“Utility” means an electric utility (or affiliated captive finance company).

“Vistra” has the meaning set forth in the preamble to this Agreement.

“Vistra Group” means Vistra and its direct or indirect Subsidiaries from time to time.

Exhibit I-24

“Vistra Group Material Adverse Effect” means, a material adverse effect on (a) the business, operations, assets, liabilities, properties or financial condition of the Vistra Group taken as a whole, (b) with respect to the Performance Guarantor only, the ability of the Performance Guarantor to perform its payment obligations under this Agreement, including the Performance Guaranty, (c) with respect to any Originator, the ability of such Originator to perform its obligations under any Transaction Document to which it is a party, (d) with respect to the Servicer, the ability of the Servicer to perform its obligations under any Transaction Document to which it is a party or (e) with respect to any Originator, the Servicer or the Performance Guarantor, the legality, validity or enforceability of any Transaction Document to which such Person is a party (including, with respect to the Performance Guarantor, the Performance Guaranty).

“Vistra Parent” means Vistra Corp., a Delaware corporation and ultimate parent of the Vistra Group.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yield & Servicing Reserve Percentage” means, at any time:

(2.25 x (BR + SFR) x DSO)/360

where:

BR =	the Base Rate as of the last day of the most recent Settlement Period,

DSO =	the Days’ Sales Outstanding as of the last day of the most recent Settlement Period and

SFR =	Servicing Fee Rate.

Other Terms; Construction. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, (i) “or” means “and/or,” the singular of any word includes the plural and vice versa, (ii) the word “including” (and with correlative meaning “include” and “includes”) means including without limitation, (iii) references to any Law refer to that applicable Law as amended from time to time and include any successor Law; (iv) references to any agreement refer to that agreement as from time to time amended, restated, extended or supplemented or as the terms of such agreement are waived or modified in accordance with its terms and (v) references to any Person mean such Person or, if applicable, that Person’s permitted successors and assign. Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit I are to Sections of and Annexes, Exhibits and Schedules to this Agreement. As used in this Agreement, the terms “herein,” “herewith,” “hereof” and similar are references to this Agreement, taken as a whole; and the words “shall” and “will” have identical meanings.

Exhibit I-25

Material Changes in GAAP. The Performance Guarantor and the Seller shall procure that each set of financial statements delivered by it pursuant to Exhibit IV is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements (and without giving effect to any “Accounting Change” (as defined below), unless otherwise provided in an amendment entered into as contemplated below). In the event that any Accounting Change shall occur and such change has a material impact on any of the calculations of financial covenants, standards or terms in this Agreement, then Vistra, the Seller, the Servicer and the Administrator agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the financial conditions of Vistra and the Seller shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Vistra, the Seller, the Servicer and the Administrator, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Exhibit I-26

EXHIBIT II CONDITIONS PRECEDENT

1. Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the Administrator’s having received, on or before the date hereof, each of the following items, each of which must be in form and substance (including the date thereof) reasonably satisfactory to the Administrator:

(a) A counterpart of this Agreement, the Purchase and Sale Agreement, each Lock-Box Agreement and each Fee Letter, each duly executed and delivered by the parties thereto.

(b) A certificate of an appropriate officer, director or manager, as applicable, of each of the Seller, each Originator and the Performance Guarantor, dated as of the date hereof, certifying (i) the resolutions of the Board of Directors or Managers or other appropriate body of each of the Seller, each Originator and the Performance Guarantor authorizing the execution, delivery and performance by it of the Transaction Documents to which it is a party; (ii) the occurrence of any other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the other Transaction Documents; and (iii) the certificate of incorporation or formation, by-laws, limited liability company agreement or other applicable organizational documents of the Seller, such Originator and the Performance Guarantor.

(c) A certificate of an appropriate officer, director or manager, as applicable, of each of the Seller, each Originator and the Performance Guarantor, dated as of the date hereof, certifying (i) the names and true signatures of its officers who are authorized to sign the Transaction Documents, (ii) as to the truth and correctness in all material respects of the representations and warranties in the Transaction Documents, and (iii) as to the absence of any Unmatured Termination Events or Termination Events.

(d) Completed UCC search reports, dated a date prior to, but reasonably near the date hereof, listing all financing statements filed in all jurisdictions referred to in subsection (e) below that name an Originator or the Seller as debtor, together with copies of such financing statements showing no Adverse Claims on any Pool Receivables.

(e) Proper financing statements, suitable for filing under the UCC of all jurisdictions necessary in order to perfect the interests of the Seller and the Administrator, for the benefit of the Purchasers, contemplated by this Agreement and the Purchase and Sale Agreement.

(f) Legal opinions of counsel for the Seller, the Servicer, each Originator and the Performance Guarantor, each dated as of the date hereof and addressed to the Purchasers and the Administrator, from: (i) Sidley Austin LLP, as to creation and perfection of security interests; (ii) Sidley Austin LLP, as to certain corporate matters; (iii) Sidley Austin LLP, as to certain true sale and non-consolidation matters; and (iv) Vistra, as to certain corporate matters.

Exhibit II-1

(g) The results of an audit or field exam (performed by representatives of the Administrator) of the Servicer’s collection, operating and reporting systems, the Credit and Collection Guidelines, historical receivables data and accounts, including satisfactory results of a review of the Servicer’s operating location(s).

(h) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Fee Letter), costs and expenses to the extent due and payable on or prior to the Closing Date.

(i) Good standing (or comparable) certificates with respect to each of the Seller, the Servicer and the Performance Guarantor issued by the Secretary of State (or a comparable official) of the jurisdiction of each such Person’s organization or formation, each dated as of a date prior to, but reasonably near the date hereof.

(j) Such other information with respect to the Pool Receivables and such other approvals or documents, in each case, as the Administrator or any Purchaser may reasonably request.

(k) Acknowledgment copies of proper termination statements (Form UCC-3), any other relevant filings and such other documentation necessary or desirable to evidence the release of all security interests, ownership and other rights of any Person previously granted by any Originator in the Pool Receivables or any Related Security.

(l) With respect to any of the Seller, the Servicer, the Performance Guarantor or any Originator that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person.

2. Conditions Precedent to All Purchases and Reinvestments. Each Purchase and, in the case of clause (c) below, each Reinvestment shall be subject to satisfaction of the further conditions precedent that:

(a) in the case of each Purchase (other than any Reinvestment), the Servicer shall have delivered to the Administrator and each Purchaser Agent, on or before the date of such Purchase, a completed Purchase Notice in accordance with Section 1.2;

(b) in the case of a Purchase (other than a Reinvestment), on the date of such Purchase, the following statements shall be true and correct (and acceptance of the proceeds of such Purchase shall be deemed to be a representation and warranty by the Seller that such statements are then true and correct):

(i) the representations and warranties contained in Exhibit III to this Agreement are true and correct in all material respects on and as of the date of such Purchase as though made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); provided, that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty that itself contains a materiality threshold; and

Exhibit II-2

(ii) no Termination Event or an Unmatured Termination Event exists or would result from such Purchase.

(c) on the date of such Purchase or Reinvestment, the following statements shall be true and correct (and acceptance of the proceeds of such Purchase or Reinvestment shall be deemed to be a representation and warranty by the Seller that such statements are then true and correct):

(i) before and after giving effect to such Purchase or Reinvestment, (1) the Aggregate Capital does not exceed the Purchase Limit and (2) the Purchased Interest does not exceed 100%;

(ii) before and after giving effect to such Purchase or Reinvestment, the outstanding aggregate Capital of each Purchaser Group will not exceed such Purchaser Group’s Group Commitment; and

(iii) the Facility Termination Date has not occurred.

Exhibit II-3

EXHIBIT III

REPRESENTATIONS AND WARRANTIES

1. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser, each Purchaser Agent and the Administrator, on and as of the Closing Date, the date of each subsequent Purchase and each subsequent Reinvestment, as follows:

(a) The Seller is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and it is duly qualified to do business as a foreign limited liability company in each jurisdiction where the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.

(b) The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of Purchases and Reinvestments, (i) are within its powers; (ii) have been duly authorized by all necessary organizational action except where failure to obtain any such authorization would not result in a Material Adverse Effect; (iii) do not contravene or result in a default under or conflict with (A) its constitutional documents; (B) any law, rule or regulation applicable to it except where such contravention, default or conflict would not have a Material Adverse Effect; (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Documents. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it.

(c) No authorization, approval, consent, order or other action by, and no notice to or filing with, any Governmental Authority or other Person that has not been made or obtained is required for the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party, other than the filing of the Uniform Commercial Code financing statements and continuation statements.

(d) Each of this Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation enforceable against the Seller in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) There is no pending or, to Seller’s knowledge, threatened action or proceeding affecting the Seller or any of its properties before any Governmental Authority or arbitrator.

(f) [Reserved].

Exhibit III-1

(g) Immediately prior to the sales to the Purchasers contemplated by this Agreement, the Seller owns all right, title and interest in, to and under the Pool Receivables, Related Security and Collections, free and clear of any Adverse Claim (other than any Adverse Claim being released upon such sale or arising solely as a result of any action taken by any Purchaser, any Purchaser Agent or the Administrator). This Agreement creates a security interest in favor of the Administrator, for the benefit of each Purchaser Group, in the Pool Receivables, Related Security and Collections, to the extent of the Purchased Interest, and the Administrator, for the benefit of each Purchaser Group, has a First Priority Interest in the Pool Receivables, Related Security and Collections to the extent of the Purchased Interest. No effective financing statement covering any Pool Asset is on file in any recording office, except those filed in favor of the Seller pursuant to the Purchase and Sale Agreement and the Administrator pursuant to this Agreement.

(h) No Information Package (if prepared by the Seller or one of its Affiliates acting as Servicer) or other written information, exhibit, financial statement, document, book, record or report furnished by or on behalf of the Seller to the Administrator, any Purchaser Agent or any Purchaser in connection with this Agreement or any other Transaction Document to which it is a party and in each case as modified or supplemented by other information so furnished when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Seller represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro forma financial information, the Seller represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

(i) The Seller’s “location” (as defined in the UCC) is Delaware or such other jurisdiction as notified to the Administrator in accordance with this Agreement. The office where the Seller keeps its records concerning the Pool Receivables is at the address(es) referred to in Section 1(b) of Exhibit IV or such other location as the Seller or the Servicer may notify the Administrator.

(j) None of the Originators or the Seller have granted to any Person, other than the Administrator, for the benefit of each Purchaser Group, as contemplated by this Agreement, dominion and control of the Concentration Account or any Collection Account, or, in each case, the right to take control of any such account at a future time or upon the occurrence of a future event.

(k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority binding on the Seller.

(l) [Reserved].

(m) No proceeds of any Purchase or Reinvestment will be used for any purpose that violates Regulations T, U or X of the Federal Reserve Board.

(n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.

Exhibit III-2

(o) No event has occurred and is continuing, or would result from a Purchase or Reinvestment in respect of the Pool Receivables or from the application of the proceeds therefrom, that constitutes a Termination Event or an Unmatured Termination Event.

(p) The Seller will account for each sale of ownership interests in the Pool Receivables hereunder in its books and financial statements as sales.

(q) The Seller has complied in all material respects with the applicable Credit and Collection Guidelines with regard to each Pool Receivable.

(r) The Seller’s complete limited liability company name is set forth in the preamble to this Agreement, and it does not use and has not during the last year used any other limited liability company name, trade name, doing-business name or fictitious name, except as set forth on Schedule IV and except for names first used after the date of this Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(l)(vi) of Exhibit IV.

(s) The Seller (i) is not, and is not controlled by, a company required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, and (ii) is not a “covered fund” under Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder (the “Volcker Rule”). In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller is entitled to rely on the exemption from the definition of “investment company” as set forth in Section 3(c)(5)(A) or (B) of the Investment Company Act of 1940, as amended (although other exceptions and exclusions may apply).

(t) No Purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency Laws or is otherwise void or voidable under such or similar Laws or principles or for any other reason.

(u) Each remittance of Collections by or on behalf of the Seller pursuant to the Transaction Documents and any related accounts or amounts owing hereunder in respect of the Purchases will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(v) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller that would have a Material Adverse Effect.

(w) The Seller has no Debt (whether matured or unmatured) outstanding other than pursuant to the Transaction Documents (including the Company Note).

(x) The Seller is treated as an entity that is disregarded as separate from its owner (as defined in Treasury Regulation Section 301.7701-2(a)) for United States federal income tax purposes. The entity from which Seller is disregarded as a separate entity is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Exhibit III-3

(y) The Seller has filed all material Tax returns and reports required by Law to be filed by it and has timely paid all Taxes, governmental charges and energy surcharges at any time owing, except for Taxes, charges or surcharges that are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books.

(z) (i) The Seller is in compliance with all laws, rules, regulations applicable to it except where such non-compliance could not reasonably be expected to have a Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, the Seller is in compliance in all material respects;

(ii) The Seller shall maintain and enforce policies and procedures designed to promote and achieve compliance by the Seller with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(iii) None of the Seller or, to the Seller’s knowledge, any of its directors, officers or any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Seller’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and

(iv) None of the Seller or, to the Seller’s knowledge, any of its directors, officers or any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Seller’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(aa) As of the Closing Date, the information included in the Beneficial Ownership Certification for each of the Seller, the Servicer, the Performance Guarantor and each Originator is true and correct in all respects.

2. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser, each Purchaser Agent and the Administrator, on and as of the Closing Date, the date of each subsequent Purchase and each subsequent Reinvestment, as follows:

(a) The Servicer is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, and it is duly qualified to do business and is in good standing as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Vistra Group Material Adverse Effect.

Exhibit III-4

(b) The execution, delivery and performance by the Servicer of this Agreement and the other Transaction Documents to which it is a party, including any use of the proceeds by it, (i) are within its powers; (ii) have been duly authorized by all necessary organizational action except where failure to obtain any such authorization would not result in a Vistra Group Material Adverse Effect; (iii) do not contravene or result in a default under or conflict with (A) its constitutional documents; (B) any law, rule or regulation applicable to it except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property except where such contravention, default or conflict would not have a Vistra Group Material Adverse Effect; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties except under the Transaction Documents. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it.

(c) No authorization, approval, consent, order or other action by, and no notice to or filing with any Governmental Authority or other Person that has not been made or obtained is required for the due execution, delivery and performance by the Servicer of this Agreement or any other Transaction Document to which it is a party other than the filing of the Uniform Commercial Code financing statements and continuation statements and except where the failure to obtain such consent or authorization would not have a Material Adverse Effect.

(d) Each of this Agreement and the other Transaction Documents to which the Servicer is a party constitutes the legal, valid and binding obligation of the Servicer enforceable against the Servicer in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) [Reserved].

(f) There is no pending or, to its knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that would have a Vistra Group Material Adverse Effect.

(g) [Reserved].

(h) No Information Package (if prepared by the Servicer) or other written information, exhibit, financial statement, document, book, record or report furnished by or on behalf of the Servicer to the Administrator, any Purchaser Agent or any Purchaser in connection with this Agreement, in each case as modified or supplemented by other information so furnished, when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Servicer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided, further, that, with respect to pro

Exhibit III-5

forma financial information, the Servicer represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

(i) The office(s) where the Servicer keeps its records concerning the Pool Receivables is at the address(es) referred to in Section 2(b) of Exhibit IV or such other location as the Servicer may notify the Administrator.

(j) (i) The names and addresses of all the Lock-Box Banks, together with the account numbers of each Collection Account and the Concentration Account at such Lock-Box Banks (and the addresses of any related Lock-Boxes), are specified in Schedule II (or at such other Lock-Box Banks or with such other deposit accounts as have been notified in writing to the Administrator), and the Concentration Account and all Collection Accounts are subject to Lock-Box Agreements and (ii) the names and addresses of all the Payment Processors are specified in Schedule III (or at such other Payment Processors as have been notified to the Administrator with prior written notice).

(k) The Servicer is not in violation of any order of any court, arbitrator or Governmental Authority binding on the Servicer if such violation would have a Vistra Group Material Adverse Effect.

(l) The Servicer has complied in all material respects with the applicable Credit and Collection Guidelines with regard to each Pool Receivable and Contract.

(m) The Servicer’s complete limited liability company name is set forth in the preamble to this Agreement, and it does not use and has not during the last five years used any other limited liability company name, trade name, doing-business name or fictitious name, except as set forth on Schedule IV.

(n) The Servicer is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(o) (i) The Servicer is in compliance with all laws, rules, regulations applicable to it except where such non-compliance could not reasonably be expected to have a Vistra Group Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, the Servicer and its Subsidiaries are in compliance in all material respects;

(ii) The Servicer shall, and shall cause its subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by the Servicer and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

Exhibit III-6

(iii) None of the Servicer or any of its Subsidiaries, or, to the Servicer’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employee (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Servicer’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and

(iv) None of the Servicer or any of its Subsidiaries, or, to the Servicer’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Servicer’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(p) As of the Closing Date, the information included in the Beneficial Ownership Certification for each of the Seller, the Servicer, the Performance Guarantor and each Originator is true and correct in all respects.

3. Representations and Warranties of the Performance Guarantor. The Performance Guarantor represents and warrants to each Purchaser, each Purchaser Agent and the Administrator, on and as of the Closing Date, the date of each subsequent Purchase and each subsequent Reinvestment, as follows:

(a) The Performance Guarantor is a limited liability company, duly formed and validly existing under the law of its jurisdiction of formation, and it is duly qualified to do business and is in good standing as a foreign limited liability company in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Vistra Group Material Adverse Effect.

(b) The entry into and performance by the Performance Guarantor of, and the transactions contemplated by, this Agreement do not and will not conflict with (i) any law or regulation applicable to the Performance Guarantor in a manner or to an extent which would result in a Vistra Group Material Adverse Effect, (ii) the constitutional documents of the Performance Guarantor or (iii) any agreement or instrument binding upon the Performance Guarantor or its assets in a manner or to an extent which would result in a Vistra Group Material Adverse Effect.

(c) The Performance Guarantor has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.

(d) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority is required in connection with the entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement by the Performance Guarantor, except where the failure to obtain such consent or authorization would not have a Vistra Group Material Adverse Effect.

Exhibit III-7

(e) This Agreement constitutes the legal, valid and binding obligation of the Performance Guarantor, enforceable against the Performance Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(f) (i) The audited consolidated financial statements of Vistra Parent, as ultimate parent of Performance Guarantor and the Vistra Group, for the financial year ended December 31, 2017 (the “Original Financial Statements”) were prepared in accordance with GAAP consistently applied, except to the extent expressly disclosed in such financial statements.

(ii) The Original Financial Statements fairly represent the consolidated financial condition and operations of Vistra Parent, including the Vistra Group as at the end of and for the relevant financial year except to the extent expressly disclosed in such financial statements.

(iii) As of the Closing Date, since the date of the Original Financial Statements, there has been no Vistra Group Material Adverse Effect.

(g) There is no pending or, to its knowledge, threatened litigation, arbitration or administrative proceeding affecting it or any of its Subsidiaries of or before any court, arbitral body or agency that would have a Vistra Group Material Adverse Effect.

(h) Subject to any qualification (if applicable) set forth therein, no written information (excluding financial projections, estimates and forecasts and the assumptions forming the basis of such projections, estimates and forecasts) provided by the Performance Guarantor to the Administrator, any Purchaser Agent or any Purchaser, in each case as modified or supplemented by other information so furnished, when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Performance Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; provided further, that, with respect to pro forma financial information, Performance Guarantor represents only that such information was prepared in good faith and reflects, in all material respects, such pro forma financial information is in accordance with assumptions and requirements of GAAP for pro forma presentation and based upon such other assumptions that are believed to be reasonable at the time of preparation and, to the extent material, are disclosed as part of such pro forma financial information.

(i) (i) The Performance Guarantor is in compliance with all laws, rules, regulations applicable to it except where such non-compliance could not reasonably be expected to have a Vistra Group Material Adverse Effect (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit

Exhibit III-8

billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy); provided, however, that where such compliance relates to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, the Performance Guarantor and its Subsidiaries are in compliance in all material respects;

(ii) The Performance Guarantor shall, and shall cause its Subsidiaries to, maintain and enforce policies and procedures designed to promote and achieve compliance by the Performance Guarantor and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(iii) None of the Performance Guarantor or any of its Subsidiaries or, to the Performance Guarantor’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) has conducted their respective businesses or taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to the Performance Guarantor’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws; and

(iv) None of the Performance Guarantor or any of its Subsidiaries or, to the Performance Guarantor’s knowledge, any of their respective directors, officers or any of their respective Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to the Seller’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(j) As of the Closing Date, the information included in the Beneficial Ownership Certification for each of the Seller, the Servicer, the Performance Guarantor and each Originator is true and correct in all respects.

Exhibit III-9

EXHIBIT IV

COVENANTS

1. Covenants of the Seller. Until the Final Termination Date:

(a) Compliance with Laws, Etc. The Seller shall comply with all applicable laws, rules, regulations and orders (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and preserve and maintain its existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with any such laws, rules, regulations and orders or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Seller (i) shall keep its records concerning the Pool Receivables at the address of the Seller or the address of Vistra set forth on Schedule V and keep its “location” (as defined in the UCC) in the State set forth in Section 1(i) of Exhibit III or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the ownership and security interest of the Administrator, the Purchaser Agents or the Purchasers in the Pool Receivables and related items (including the other Pool Assets) have been taken and completed; and (ii) shall provide the Administrator with at least 30 days’ prior written notice of any change in the Seller’s name, organizational structure or jurisdiction of organization and prior to the effectiveness of any such change the Seller shall take all such actions reasonably requested by the Administrator to protect and perfect the interest of the Purchaser Groups in the Pool Receivables and related items (including the other Pool Assets); each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information necessary for the collection of all Pool Receivables (including records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each existing Pool Receivable).

(c) [Reserved].

(d) Ownership Interest, Etc. The Seller shall (or shall cause the Servicer to) take all action necessary or desirable to establish and maintain a First Priority Interest in the Pool Receivables, the Related Security and Collections with respect thereto in favor of the Administrator, for the benefit of each Purchaser Group.

(e) Sales, Liens, Etc. Except as otherwise provided herein, the Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets, or assign any right to receive income in respect thereof.

Exhibit IV-1

(f) Extension or Amendment of Receivables. Except as provided in this Agreement (including in accordance with the applicable Credit and Collection Guidelines), the Seller shall not extend the maturity or adjust the Outstanding Balance downward or otherwise modify the payment terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under such Contract).

(g) Change in Business or Credit and Collection Guidelines. The Seller shall not (i) make any material change in the character of its business or (ii) make or consent to any change in the Credit and Collection Guidelines that would materially and adversely affect the collectability of the Pool Receivables, the credit quality of the Pool Receivables or the enforceability of any Contract without the prior written consent of the Administrator. The Seller shall provide the Administrator and each Purchaser Agent with a copy of any amendment to the Credit and Collection Guidelines.

(h) Sanctions, Anti-Corruption and Anti-Money Laundering Laws.

(i) The Seller shall continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Seller with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii) The Seller shall not, directly or indirectly, (A) use any part of the proceeds of any Purchase or Reinvestment hereunder, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and

(iii) The Seller shall not, directly or indirectly, use any part of the proceeds of any Purchase or Reinvestment hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.

(i) Deposits to Collection Accounts. The Seller hereby directs the Servicer to instruct all Obligors to make payments of all Pool Receivables to (A) one or more Collection Accounts or Lock-Boxes or Payment Processors or (B) so long as each of the Exception Account Conditions are satisfied, an Exception Account. The Seller shall, and shall cause each Originator to, remit all Collections received in any Exception Account directly to a Collection Account no later than one (2) Business Days following receipt thereof. The Seller hereby directs the Servicer to instruct all Payment Processors to remit all payments of all Pool Receivables received by such Payment Processors to one or more Collection Accounts or Lock-Boxes. If the Servicer fails to so instruct an Obligor or a Payment Processor, or if an Obligor or a Payment Processor fails to so deliver payments to a Collection Account or Lock-Box, the Seller will use all reasonable efforts

Exhibit IV-2

to cause such Obligor or Payment Processor to deliver subsequent payments on Pool Receivables to a Collection Account or Lock-Box and (ii) deposit, or cause to be deposited, any Collections received by it, into a Collection Account subject to a Lock-Box Agreement not later than two Business Days after receipt thereof. The Seller shall only add a Collection Account or a Lock-Box Bank to those listed on Schedule II to this Agreement if the Administrator has received prior written notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrator from the applicable Lock-Box Bank. The Seller shall only add a Payment Processor to those listed on Schedule III to this Agreement if the Administrator has received prior written notice of such addition.

(j) [Reserved].

(k) Marking of Records. At its expense, the Seller shall mark (or cause the Servicer to mark) its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the ownership interests with regard to the Pool Receivables and related Contracts have been sold in accordance with this Agreement.

(l) Reporting Requirements. The Seller will provide to the Administrator and each Purchaser Agent (in multiple copies, if requested by the Administrator) the following:

(i) as soon as possible and in any event within 120 days after the end of each fiscal year of the Seller, an unaudited balance sheet of the Seller as at the end of such fiscal year and the related statement of income or operations for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and certified by a financial officer of the Seller as fairly presenting in all material respects the financial condition and results of operations of the Seller in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(ii) as soon as possible and in any event within 90 days after the end of each of the first three fiscal quarters of each fiscal year of the Seller, an unaudited balance sheet of the Seller as at the end of such fiscal quarter and the related statement of income or operations for such fiscal quarter and for the portion of the Seller’s fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, and certified by a financial officer of the Seller as fairly presenting in all material respects the financial condition and results of operations of the Seller in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) such other information (including nonfinancial information) as may be requested in accordance with the following provisions of this paragraph (iii):

(A) such information as may from time to time reasonably be requested by any Purchaser (or by the Administrator or the relevant Purchaser Agent, on behalf of such Purchaser) in order to assist such Purchaser (or any related Program Support Provider) in complying with any requirements of Article 5 of the Securitisation Regulation that are applicable to such Purchaser (or Program Support Provider) in particular, all materially relevant data on the credit quality

Exhibit IV-3

and performance of the Pool Receivables, cash flows and collateral supporting the Pool Receivables, and such information that is necessary to conduct comprehensive and well informed stress tests on the cash flows and collateral values supporting the Pool Receivables; provided, however, that (1) the Seller shall not be required to provide any information to the extent that the relevant information is not in its possession or control, or to the extent that the provision of the relevant information would be prohibited or restricted by any obligations or requirements as to the protection of confidentiality of information and/or the processing of personal data; and (2) (without prejudice to paragraph (B) below) neither the Seller, the Servicer, the Performance Guarantor nor any other person shall be required to provide any information or disclosure for purposes of Article 7 of the Securitisation Regulation (or any equivalent or similar requirements), or to take any other action in accordance with, or in a manner contemplated by, such Article 7 (or any such equivalent or similar requirements); and

(B) such information as may from time to time reasonably be requested by any Purchaser Agent, in its capacity as “sponsor” (as defined in the Securitisation Regulation) of any related Conduit Purchaser, in order to assist such Purchaser Agent (in such capacity) in complying with any applicable requirement under Article 7(1)(a) or (e) of the Securitisation Regulation; provided, however, that the Seller shall not be required (1) to provide any information to the extent that the relevant information is not in its possession or control, or to the extent that the provision of the relevant information would be prohibited or restricted by any obligations or requirements as to the protection of confidentiality of information and/or the processing of personal data; (2) to provide any information, or to provide such information in any specified form or format, if, and to the extent that, in the Seller’s reasonable opinion, to do so would be unduly burdensome or would result in material cost or expense; or (3) to provide any information in the form or format of any template prescribed for purposes of the Securitisation Regulation;

provided, however, that neither the Seller, the Servicer, the Performance Guarantor nor any other person:

(y) makes any representation or warranty as to the applicability of the Securitisation Regulation (or any equivalent or similar requirements) to any Purchaser, the Administrator, any Purchaser Agent, any Program Support Provider or any other person, or as to the ability of any such person to comply with any applicable requirement of the Securitisation Regulation (or any equivalent or similar requirements) in respect of its participation in the transaction constituted by the Transaction Documents (or otherwise); or

(z) shall have any liability in respect of any failure or inability of any Purchaser, the Administrator, any Purchaser Agent, any Program Support Provider or any other person to comply with any applicable requirement of the Securitisation Regulation (or any equivalent or similar requirements) (but this paragraph (z) is without prejudice to any liability the Seller would otherwise have in respect of any breach of this Agreement);

Exhibit IV-4

(iv) as soon as possible and in any event within five Business Days after becoming aware thereof, notice of the occurrence of any Termination Event or Unmatured Termination Event setting forth details of such Termination Event or Unmatured Termination Event;

(v) [Reserved];

(vi) at least 30 days before any change in the Seller’s name, a notice setting forth such change and the effective date thereof;

(vii) promptly after the Seller obtains knowledge thereof, notice of any (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person; or (B) material litigation or proceeding relating to any Transaction Document;

(viii) promptly after the occurrence thereof, notice of any event or condition would have a Material Adverse Effect; and

(ix) such other information respecting the Pool Receivables or the condition or operations, financial or otherwise, of the Seller as the Administrator or any Purchaser Agent may from time to time reasonably request.

(m) Certain Agreements. Without the prior written consent of the Administrator or except as otherwise permitted under the relevant Transaction Document, the Seller will not amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of formation or limited liability company agreement except to the extent permitted thereby.

(n) Restricted Payments. The Seller will not (A) purchase or redeem any of its membership interests; (B) declare or pay any dividend or other distribution in respect of its membership interests or set aside any funds for any such purpose; (C) prepay, purchase or redeem any Debt; (D) lend or advance any funds; or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E); being referred to as “Restricted Payments”), except:

(i) Subject to the limitations set forth in clause (ii) below, the Seller may make (A) cash payments (including prepayments) on the Company Note in accordance with its terms; and (B) if no amounts are then outstanding under the Company Note, the Seller may declare and pay dividends or make other distributions in respect of its membership interests.

(ii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Section 1.4(b)(iv), Section 1.4(d)(i)(fifth) or Section 1.4(d)(ii)(sixth).

Exhibit IV-5

Notwithstanding the foregoing, the Seller shall not pay, make or declare: (A) any dividend or other distribution in respect of its membership interests if, after giving effect thereto, the Seller’s tangible net worth would be less than the greater of (x) $8,400,000 and (y) the amount that is 2.4% of the Purchase Limit as of such date; or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.

(o) Other Business. The Seller will not (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement and the other Transaction Documents (including the Company Note); or (iii) form any Subsidiary or make any investments in any other Person; provided, that the Seller shall be permitted to incur minimal obligations incidental to the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).

(p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than the greater of (x) $8,400,000 and (y) the amount that is 2.4% of the Purchase Limit as of such date.

(q) Enforcement of Purchase and Sale Agreement. The Seller, on its own behalf and on behalf of the Purchasers, shall promptly enforce all covenants and obligations of each Originator contained in the Purchase and Sale Agreement.

(r) Taxes. The Seller will file all material Tax returns and reports required by law to be filed by it and will promptly pay all Taxes, governmental charges and energy surcharges at any time owing, except when failure to pay would not reasonably be expected to have a Material Adverse Effect or such Taxes, charges or surcharges are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books. The Seller will pay when due, or at the option of the Administrator timely reimburse it for the payment of, any Direct Taxes payable in connection with the Pool Receivables, exclusive of (i) any Taxes imposed on any Purchaser and (ii) any Direct Taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with relevant GAAP shall have been set aside on its books. The Seller shall at all times be treated as an entity that is disregarded as separate from its owner (as defined in Treasury Regulation Section 301.7701-2(a)) for United States federal income tax purposes and shall take all steps necessary to ensure that the entity from which Seller is disregarded as separate is a “United States person” as defined in Section 7701(a)(30) of the Code.

(s) Merger. The Seller will not merge with or into or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person, other than as contemplated by the Transaction Documents.

Exhibit IV-6

(t) Further Assurances. The Seller hereby authorizes Administrator and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or reasonably desirable, or that the Administrator or any Purchaser Agent may reasonably request, to perfect, protect or more fully evidence the purchases made under this Agreement and/or security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrator, for the benefit of each Purchaser Group, any Purchaser Agent or the Purchasers to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrator or any Purchaser Agent, at the Seller’s own expense, execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrator or any Purchaser Agent may reasonably request, to perfect, protect or evidence any of the foregoing. The Seller authorizes the Administrator to file financing or continuation statements, and amendments thereto and assignments thereof, relating to the Pool Receivables and the Related Security, the related Contracts and the Collections with respect thereto and the other collateral subject to a lien under any Transaction Document without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by Law.

(u) Notice of Change in Beneficial Ownership. The Seller will promptly notify the Administrator and each Purchaser Agent of any change in the information provided in the Beneficial Ownership Certification for any of the Seller, the Servicer, the Performance Guarantor or any Originator that would result in a change to the list of beneficial owners identified therein.

2. Covenants of the Servicer. Until the Final Termination Date:

(a) Compliance with Laws, Etc. The Servicer shall comply with all applicable laws, rules, regulations and orders applicable to it (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except to the extent that the failure so to comply with such laws, rules and regulations would not have a Vistra Group Material Adverse Effect.

(b) Offices, Records and Books of Account, Etc. The Servicer shall keep the office where it keeps its records concerning the Receivables at the address of the Servicer or the address of the Seller set forth in Section 6.2 of this Agreement or, following written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of each Purchaser Group in the Receivables and related items (including the other Pool Assets) have been taken and completed. The Servicer will, so long as it is acting as Servicer, maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

Exhibit IV-7

(c) [Reserved].

(d) Extension or Amendment of Receivables. Except as provided in this Agreement (including in accordance with the applicable Credit and Collection Guidelines), the Servicer shall not extend the maturity or adjust the Outstanding Balance downward or otherwise modify the payment terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract (which term or condition relates to payments under such Contract).

(e) Change in Business or Credit and Collection Guidelines. The Servicer shall not (i) make any material change in the character of its business which change would impair the collectability of any Pool Receivable or (ii) make any change in the Credit and Collection Guidelines that would materially and adversely affect the collectability of the Pool Receivables, the credit quality of the Pool Receivables or the enforceability of any Contract without the prior written consent of the Administrator and each Purchaser Agent.

(f) Audits; Annual Agreed Upon Procedures. (i) The Servicer shall, from time to time during regular business hours as reasonably requested in advance by the Administrator or any Purchaser Agent, permit the Administrator, such Purchaser Agent, or, in each case, its agents or representatives (x) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Pool Receivables and the Related Security, including the related Contracts; and (y) to visit its offices and properties for the purpose of examining such materials described in clause (x) above, and to discuss matters relating to Pool Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters; provided that unless a Termination Event has occurred and is continuing, no more than one such audit will occur per calendar year.

(ii) The Servicer, shall cause Protiviti Inc. or another firm selected by the Administrator and reasonably acceptable to the Servicer, to furnish a report to the Administrator and each Purchaser Agent pursuant to procedures agreed upon by the Servicer and the Administrator as follows: (x) no more than once per calendar year as long as no Termination Event or Unmatured Termination Event has occurred and is continuing, and (y) if a Termination Event has occurred and is continuing or an Unmatured Termination Event has occurred and is continuing, at any time upon request of the Administrator or any Purchaser Agent. The Administrator shall assist the Servicer in preparing for each agreed upon procedures review and addressing any recommendations made in the related report.

(g) Deposits to Collection Accounts. The Servicer, shall (on behalf of the Seller): (i) instruct all Obligors to make payments of all Pool Receivables to (A) one or more Collection Accounts or Lock-Boxes or Payment Processors, and, if an Obligor fails to so deliver payments to a Collection Account or Lock-Box or Payment Processor, the Servicer will use all reasonable efforts to cause such Obligor to deliver subsequent payments on Pool Receivables to a Collection Account or Lock-Box or Payment Processor or (B) so long as each of the Exception Account Conditions are then satisfied, an Exception Account, and, the Servicer shall, and shall cause each Originator to remit all Collection received in any Exception Account directly to a Lock-Box Account not later than two (2) Business Days following receipt thereof, (ii) instruct each

Exhibit IV-8

Payment Processor to remit all payments of all Pool Receivables to one or more Collection Accounts or Lock-Boxes, and, if an Obligor or Payment Processor fails to so deliver payments to a Collection Account or Lock-Box or Payment Processor, the Servicer will use all reasonable efforts to cause such Obligor or Payment Processor to deliver subsequent payments on Pool Receivables to a Collection Account or Lock-Box and (iii) deposit, or cause to be deposited, any Collections received by it into a Collection Account subject to a Lock-Box Agreement not later than two Business Days after receipt thereof. The Servicer, will not permit funds other than Collections and other Pool Assets to be deposited into any Collection Account or Lock-Box. If such funds are nevertheless deposited into any Collection Account or Lock-Box, the Servicer, will promptly identify such funds for segregation. The Servicer will not commingle Collections with any other funds except as permitted by this Agreement, including, without limitation, as permitted by Section 1.4. The Servicer shall only add a Collection Account or a Lock-Box Bank to those listed on Schedule II to this Agreement if the Administrator has received prior written notice of such addition and an executed and acknowledged copy of a Lock-Box Agreement (or an amendment thereto) in form and substance acceptable to the Administrator from the applicable Lock-Box Bank. The Servicer shall only add a Payment Processor to those listed on Schedule III to this Agreement if the Administrator has received prior written notice of such addition.

(h) [Reserved].

(i) Marking of Records. At its expense, the Servicer shall (i) mark its master data processing records relating to Pool Receivables and related Contracts, including with a legend evidencing that the ownership interest related to the Pool Receivables and related Contracts have been sold in accordance with this Agreement and (ii) cause each Originator so to mark its master data processing records pursuant to the Purchase and Sale Agreement.

(j) Reporting Requirements. The Servicer shall provide to the Administrator and each Purchaser Agent the following:

(i) [Reserved];

(ii) as soon as available and in any event not later than the seventeenth (17th) calendar day of the month (or, if such day is not a Business Day, on the next succeeding Business Day), an Information Package as of the most recently completed Settlement Period;

(iii) as soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Termination Event or Unmatured Termination Event, a statement of a financial officer of the Servicer setting forth details of such Termination Event or Unmatured Termination Event and the actions taken and proposed to be taken with respect thereto;

(iv) promptly and in any event within five Business Days after obtaining knowledge of the occurrence or existence of any ERISA Event which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or a Vistra Group Material Adverse Effect, notice of such ERISA Event setting forth the details of such ERISA Event and the action that it proposes to take with respect thereto;

Exhibit IV-9

(v) promptly after the Servicer obtains knowledge thereof, notice of any (A) litigation, or proceeding that may exist at any time between the Servicer or any of its Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect or a Vistra Group Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved would have a Material Adverse Effect or in which injunctive or similar relief is sought that would have a Material Adverse Effect or a Vistra Group Material Adverse Effect; or (C) litigation or proceeding relating to any Transaction Document;

(vi) promptly after the Servicer obtains knowledge thereof, notice of (A) a material adverse change in the business, operations, property or financial or other condition of the Servicer or (B) the occurrence of an event that has had a Material Adverse Effect or a Vistra Group Material Adverse Effect;

(vii) such other information respecting the Pool Receivables or the condition or operations, financial or otherwise, of the Servicer as the Administrator or any Purchaser Agent may from time to time reasonably request; and

(viii) not less than ten (10) Business Days’ prior written notice of its (or any Affiliate’s) intent to enter into any Company Note Financing and any such information, including any related Company Note Financing Documents, reasonably requested by the Administrator or any Purchaser Agent.

The parties hereto understand that due to internal reporting limitations, the Servicer is unable to track and report the exact amount of Unbilled Receivables per Obligor and POR Receivables that are Unbilled Receivables. The Servicer and Seller represent and warrant that the methodology described in the Information Package reflects the Servicer’s and Seller’s best efforts at estimating such amount of Unbilled Receivables and Excess Concentration Amount. The Servicer shall not vary the methodology of how such information is reported in the Information Package without the prior written consent of each of the Purchaser Agents acting in their sole discretion.

(k) Taxes. The Servicer will file all material Tax returns and reports required by law to be filed by it and will promptly pay all Taxes and governmental charges at any time owing, except when failure to do so would not reasonably be expected to have a Vistra Group Material Adverse Effect or such Taxes are being contested in good faith by appropriate proceedings and for which appropriate reserves in accordance with relevant GAAP shall have been set aside on its books.

Exhibit IV-10

(l) Merger. The Servicer will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided, that (x) any Person may consolidate or merge with or into the Servicer in a transaction in which the Servicer is the surviving Person, and (y) if at the time thereof and immediately after giving effect thereto no Termination Event or Unmatured Termination Event shall have occurred and be continuing, any Person may consolidate or merge with or into the Servicer, and the Servicer may consolidate or merge with or into any Person, as long as (A) the surviving entity, if other than the Servicer, assumes each of the obligations of the Servicer under this Agreement and the other Transaction Documents pursuant to an agreement executed and delivered to the Administrator in a form reasonably satisfactory to the Administrator and (B) if the surviving entity is not the Servicer, the Performance Guarantor expressly ratifies in writing all of its obligations under this Agreement (including the Performance Guaranty), after giving effect to such consolidation or merger.

(m) Sanctions, Anti-Corruption and Anti-Money Laundering Laws.

(i) The Servicer shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Servicer and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii) The Servicer shall not nor shall it permit its Subsidiaries to, directly or indirectly, (A) use any part of the proceeds of any Purchase or Reinvestment hereunder, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and

(iii) The Servicer shall not, directly or indirectly, use any part of the proceeds of any Purchase or Reinvestment hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.

(n) Notice of Change in Beneficial Ownership. The Servicer will promptly notify the Administrator and each Purchaser Agent of any change in the information provided in the Beneficial Ownership Certification for any of the Seller, the Servicer, the Performance Guarantor or any Originator that would result in a change to the list of beneficial owners identified therein.

(o) Company Note Financing. Neither the Servicer nor any Affiliate thereof shall be a party to any Company Note Financing or Company Note Financing Documents unless such Person agrees to include provisions with respect thereto reasonably requested by the Administrator, including entry into an agreement similar to the Standstill and No Petition Agreement.

3. Covenants of the Performance Guarantor. Until the Final Termination Date:

(a) [Reserved].

Exhibit IV-11

(b) Compliance with Laws. The Performance Guarantor shall comply with all applicable laws, rules, regulations and orders applicable to it (other than those specifically relating to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) (including, without limitation, laws, rules and regulations relating to public utilities, energy delivery and sales, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), except to the extent that the failure so to comply with such laws, rules and regulations would not have a Vistra Group Material Adverse Effect.

(c) Claims Pari Passu. The Performance Guarantor shall ensure that at all times the claims of the Beneficiaries against the Performance Guarantor under the Performance Guaranty rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors (whether present or future) save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

(d) Merger.

(i) The Performance Guarantor shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Performance Guarantor is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Performance Guarantor and its material Subsidiaries, taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either:

(A)	the Performance Guarantor is the surviving entity; or

(B)

the Person formed by or surviving any such consolidation or merger (if other than the Performance Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)

the Person formed by or surviving any such consolidation or merger (if other than the Performance Guarantor) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Performance Guarantor under this Agreement pursuant to joinder agreements or other documents and agreements reasonably satisfactory to the Administrator; and

(3)	immediately after such transaction, no Unmatured Termination Event or Termination Event exists.

(ii) In addition, the Performance Guarantor will not, directly or indirectly, lease all or substantially all of its properties or assets of the Performance Guarantor and its material Subsidiaries, taken as a whole, in one or more related transactions, to any other Person.

Exhibit IV-12

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Performance Guarantor in a transaction that is subject to, and that complies with the provisions of, clause (i) of this paragraph (d), the successor Person formed by such consolidation or into or with which the Performance Guarantor is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to the “Performance Guarantor” shall refer instead to the successor Person and not to the Performance Guarantor), and may exercise every right and power of the Performance Guarantor under this Agreement with the same effect as if such successor Person had been named as the Performance Guarantor herein; provided, however, that the predecessor Performance Guarantor shall not be relieved from the obligation to guaranty the Obligations except in the case of a sale of all of the Performance Guarantor’s assets in a transaction that is subject to, and that complies with the provisions of, clause (i) of this paragraph (d).

(e) Change of Business. The Performance Guarantor shall procure that no substantial change is made to the general nature and scope of the business of the Performance Guarantor from that carried on at the date hereof which would result in a Vistra Group Material Adverse Effect.

(f) Reporting Requirements. The Performance Guarantor shall provide to the Administrator each of the following, in each case to the extent the same is not available at www.vistraenergy.com:

(i) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days (or, if agreed to by the Administrator in its reasonable discretion, 105 days)) after the end of each fiscal year of Vistra Parent (commencing with the fiscal year ended December 31, 2018), the consolidated balance sheet of Vistra Parent and its consolidated Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP in all material respects and, in each case, except with respect to any such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Performance Guarantor and its consolidated Subsidiaries as a going concern (other than any exception or qualification that is a result of (x) a current maturity date of any Debt or (y) any actual or prospective default of a financial maintenance covenant);

(ii) on or before the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of Vistra Parent (commencing with the fiscal quarter ended June 30, 2018) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days (or, if agreed to by the Administrator in its reasonable discretion, 60 days)) the

Exhibit IV-13

consolidated balance sheet of Vistra Parent and its consolidated Subsidiaries, in each case, as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of the consolidated balance sheet, for the last day of the prior fiscal year, accompanied by a certificate of a financial officer of Vistra Parent, which certificate shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial condition and results of operations of Vistra Parent and its consolidated Subsidiaries, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the absence of footnotes);

(iii) at the time at which the financial statements required pursuant to clauses 3(f)(i) and 3(f)(ii) above are delivered, a statement of a financial officer of the Performance Guarantor to the effect that to such officer’s knowledge no Termination Event or Unmatured Termination Event has occurred and is continuing or, if any Termination Event or Unmatured Termination Event has occurred and is continuing, specifying the nature and extent thereof;

(iv) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Vistra Group, and which might, if adversely determined, have a Vistra Group Material Adverse Effect; and

(v) promptly following request, such other information regarding the financial condition, business and operations of the Performance Guarantor as the Administrator or any Purchaser Agent may reasonably request.

(h) Sanctions, Anti-Corruption and AML Laws.

(i) The Performance Guarantor shall, and shall cause its Subsidiaries to, continue to maintain and enforce policies and procedures designed to promote and achieve compliance by the Performance Guarantor and its Subsidiaries with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(ii) The Performance Guarantor shall not nor shall it permit its Subsidiaries to, directly or indirectly, (A) use any part of the proceeds of any Purchase or Reinvestment hereunder, or otherwise make available such proceeds to any Person in any manner that would constitute or give rise to a violation of Sanctions by any party hereto or (B) fund all or part of any repayment or reimbursement of the obligations hereunder out of proceeds derived from any transaction or activity involving a Sanctioned Person or Sanctioned Jurisdiction; and

Exhibit IV-14

(iii) The Performance Guarantor shall not, directly or indirectly, use any part of the proceeds of any Purchase and Reinvestment hereunder for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of Anti-Corruption Laws.

4. Separate Existence. Each of the Seller and the Servicer hereby acknowledges that the Purchasers, the Purchaser Agents and the Administrator are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from the Servicer, each Originator, Vistra and their respective other Affiliates. Therefore, from and after the date hereof, each of the Seller and the Servicer shall take all steps specifically required by this Agreement to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of Vistra, the Servicer, each Originator, and any other Person, and is not a division of Vistra, the Servicer, the Originators, its or their respective other Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order to ensure each of the following until the Final Termination Date:

(a) The Seller will be a limited liability company whose primary activities are restricted in its limited liability company agreement to (i) purchasing or otherwise acquiring from any Originator, owning, holding, granting security interests or selling interests in Pool Assets; (ii) entering into agreements for the selling and servicing of the Receivables Pool; and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents.

(c) Not less than one independent manager (the “Independent Manager”) shall be an individual who (i) is not, and has not at any time during the five-year period prior to his or her appointment as Independent Manager been, a direct, indirect or beneficial owner, officer, director, employee, affiliate, associate or supplier of Vistra, the Servicer or any of its or their Affiliates (other than his or her service as an independent manager or in a similar capacity of any such Person); and (ii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of its businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. The limited liability company agreement of the Seller shall at all times provide that (i) the Seller’s Manager (as defined in its limited liability company agreement) shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Manager and the Independent Manager shall approve the taking of such action in writing before the taking of such action; and (ii) such provision cannot be amended without the prior written consent of the Independent Manager.

(d) The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Seller, Vistra, the Servicer or any Originator or any of their respective other Affiliates.

Exhibit IV-15

(e) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors, other professionals, a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool.

(f) The Seller will contract with the Servicer, to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Transaction Documents. Except as otherwise permitted by this Agreement, the Seller will not incur any material indirect or overhead expenses for items shared with Vistra or the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; provided, that the Servicer may pay all (or any portion of) the expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees.

(g) The Seller’s operating expenses will not be paid by Vistra, the Servicer, any Originator or any other Affiliate thereof.

(h) The Seller’s books and records will be maintained separately from those of Vistra, the Servicer or any Originator or any of their respective other Affiliates.

(i) The Seller’s assets shall not be included in the consolidated financial statements of Vistra, the Servicer or any Originator or any of their respective other Affiliates unless required in accordance with GAAP and any such consolidated financial statements shall contain detailed notes clearly stating that (i) such Affiliates are separate legal entities and the Seller’s assets and credit are not available to satisfy the debts and obligations of such Affiliates or any other Person and (ii) the Seller’s assets shall be listed on the Seller’s own separate balance sheet.

(j) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of Vistra, the Servicer or any Originator or any of their respective other Affiliates.

(k) The Seller will strictly observe corporate formalities in its dealings with Vistra, the Servicer or any Originator or any of their respective other Affiliates, and ensure that funds or other assets of the Seller are not commingled with those of Vistra, the Servicer or any Originator or any of their respective other Affiliates except as permitted by this Agreement. The Seller shall not maintain joint bank accounts or other depository accounts to which Vistra, the Servicer or any Originator or any of their respective other Affiliates has independent access.

(l) The Seller will maintain arm’s-length relationships with each of Vistra, the Servicer or any Originator (and any of their other Affiliates). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller, on the one hand, nor the Servicer or any Originator, on the other, will be or will hold itself out to be responsible

Exhibit IV-16

for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and the Servicer will immediately correct any known misunderstanding with respect to the foregoing, and they will not operate or purport to operate as an integrated economic unit with respect to each other or in their dealing with any other entity.

(m) None of Vistra, the Servicer or other Originator shall pay the salaries of Seller’s employees, if any.

(n) No Affiliate of the Seller shall advance funds to, or guaranty debts of, the Seller, except as otherwise provided herein or in the other Transaction Documents; provided, that an Affiliate of the Seller may provide funds to the Seller in connection with its capitalization.

(o) The Seller shall not guarantee, and shall not otherwise be liable, with respect to any obligation of any of its Affiliates.

(p) The Seller shall be, at all times, adequately capitalized to engage in the transactions contemplated in its limited liability company agreement.

(q) Each of the Seller and the Servicer will take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion issued by Sidley Austin LLP, as counsel for the Seller, in connection with this Agreement relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(s) Notice of Change in Beneficial Ownership. The Performance Guarantor will promptly notify the Administrator and each Purchaser Agent of any change in the information provided in the Beneficial Ownership Certification for any of the Seller, the Servicer, the Performance Guarantor or any Originator that would result in a change to the list of beneficial owners identified therein.

Exhibit IV-17

EXHIBIT V

TERMINATION EVENTS

Each of the following shall be a “Termination Event”:

(a) (i) except as otherwise provided herein, the Seller, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document and such failure shall continue for 30 days after knowledge or written notice thereof is delivered to the Seller, such Originator or the Servicer, as applicable by the Administrator; (ii) the Seller or the Servicer shall fail to make when due any payment or deposit required to be made by it under this Agreement and such failure shall continue unremedied for two (2) Business Days; or (iii) TXU shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator shall have been appointed;

(b) the Seller shall fail to comply with the requirements of Section 4.3 and such failure shall continue for two (2) Business Days;

(c) [Reserved];

(d) any representation or warranty made or deemed made by the Seller, any Originator, the Performance Guarantor or the Servicer (or any of their respective officers) in this Agreement or any other Transaction Document to which it is a party, or any information or report delivered by the Seller, any Originator, the Performance Guarantor or the Servicer pursuant to this Agreement or any other Transaction Document to which it is a party shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 30 days after written notice thereof is delivered to the Seller, the Performance Guarantor or the Servicer, as applicable by the Administrator;

(e) the Servicer shall fail to deliver when due any Information Package required to be delivered by it pursuant to this Agreement, and such failure shall remain unremedied for five (5) Business Days;

(f) the Administrator, for the benefit of each Purchaser Group, shall for any reason not have a First Priority Interest in the Pool Receivables, the Related Security, the Collections and the Collection Accounts and the Concentration Account;

(g) the Seller, any Originator, the Performance Guarantor or the Servicer shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, any Originator, the Performance Guarantor or the Servicer seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the

Exhibit V-1

entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, any Originator, the Performance Guarantor or the Servicer shall take any corporate action to authorize any of the actions set forth above in this paragraph;

(h) (i) the average for three consecutive calendar months of (A) the Default Ratio shall exceed 2.40%; (B) the Delinquency Ratio shall exceed ~~2.40~~3.00%; or (C) the Dilution Ratio shall exceed 0.75%; (ii) the Default Ratio shall exceed 2.50%; (iii) the Delinquency Ratio shall exceed ~~3.00~~4.00%; (iv) the Dilution Ratio shall exceed 0.90%; or (v) Days’ Sales Outstanding shall exceed ~~50~~55 days;

(i) a Change in Control shall occur;

(j) the sum of (i) the Aggregate Capital at any time plus (ii) the Total Reserves at such time, exceeds the sum of (A) the Net Receivables Pool Balance at such time plus, without duplication, (B) the amount of Collections on deposit in the Collection Accounts and the Concentration Account at such time (other than amounts set aside therein representing Discount and fees) for two consecutive Business Days (the occurrence of the foregoing, a “Funding Deficiency”); provided, however, no breach shall occur under this clause (j) if (i) the Servicer and Seller are in compliance with the conditions of the final paragraph of clause (j) of Section 2 in Exhibit IV to this Agreement and (ii) such Funding Deficiency is remedied within two (2) Business Days of discovery.

(k) (i) (x) the Seller shall fail to pay any principal or premium or interest on any of its Debt that is outstanding in a principal amount of at least $15,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (without giving effect to any waiver of such defaults under the applicable agreement, mortgage, indenture or instrument), if, in either case:

(A) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt; or (B) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof; or

(ii) (x) the Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries (other than the Seller) shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $300,000,000, in the case of the Performance Guarantor, or $50,000,000, in the case of any Originator or the Servicer, in each case, in the aggregate, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt; or (y)

Exhibit V-2

any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument, if, in either case: (A) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt; or (B) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof; provided that this subclause (ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt, if such sale or transfer is permitted hereunder and under the documents providing for such Debt; provided further that this subclause (ii) shall not apply to (A) any Debt if the sole remedy of the holder thereof following such event or condition is to elect to convert such Debt into Stock (as such term is defined in the Credit Agreement as of the date hereof without giving effect to any amendment or other modification after the date of this Agreement) is or Stock Equivalents (as such term is defined in the Credit Agreement as of the date hereof without giving effect to any amendment or other modification after the date of this Agreement) (other than Disqualified Stock (as such term is defined in the Credit Agreement as of the date hereof without giving effect to any amendment or other modification after the date of this Agreement)) and cash in lieu of fractional shares or (B) any such default that is remedied by or waived (including in the form of amendment) by the requisite holders of the applicable item of Debt or contested in good faith by the Performance Guarantor, any Originator, the Servicer or any of their respective Subsidiaries, as applicable, prior to the occurrence of the Facility Termination Date under Section 2.2;

(l) there shall have been filed against any of the Seller, any Originator or the Servicer (i) notice of a lien from the PBGC under Section 430(k) of the Internal Revenue Code or Section 303(k) of ERISA for a failure to make a required installment or other payment to a Plan to which either of such sections applies and ten days shall have elapsed without such notice having been effectively withdrawn or such lien having been released or discharged, or (ii) a notice of any other lien the existence of which could reasonably be expected to have a Material Adverse Effect or a Vistra Group Material Adverse Effect and ten days shall have elapsed without such notice having been effectively withdrawn or such lien having been released or discharged;

(m) (i) any Transaction Document shall, in whole or in part, cease to be effective or to be the legally valid, binding and enforceable obligation of the Seller, any Originator, the Servicer or the Performance Guarantor, as applicable, except in accordance with its terms or with the consent of the parties thereto and, in the case of the Purchase and Sale Agreement, of the Administrator, (ii) the Seller, any Originator, the Performance Guarantor or the Servicer, as applicable shall directly or indirectly contest such effectiveness, validity, binding nature or enforceability of any such Transaction Document or (iii) the Performance Guarantor shall fail to perform any term, covenant or agreement in this Agreement, the Performance Guaranty or any other Transaction Document to which it is a party and such failure shall continue for five Business Days after, in the case of a breach of a covenant, the Performance Guarantor receives written notice from the Administrator or has actual knowledge of such breach;

Exhibit V-3

(n) (i) one or more judgments or decrees involving a liability in excess of $15,000 shall be entered against the Seller and such judgments or decrees shall not have been vacated, dismissed, discharged or stayed within 45 days from the entry thereof, (ii) one or more judgments or decrees involving a liability in excess of $50,000,000 shall be entered against any Originator, the Servicer or any of their Subsidiaries and such judgments or decrees shall not have been vacated, dismissed, discharged or stayed within 45 days from the entry thereof;

(o) a change in any Originator’s business or financial condition has a material adverse effect on the value or collectability of the Purchased Interest; or

(p) the failure to meet the requirements set forth in clause (o) of Section 2 of Exhibit IV of this Agreement.

Exhibit V-4